                                                                   EXHIBIT 10.11

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                 CENTENNIAL CARIBBEAN HOLDING CORP., as Seller,

              CENTENNIAL CELLULAR OPERATING CO. LLC, as Guarantor,

                                       AND

              PUERTO RICO CABLE ACQUISITION COMPANY INC., as Buyer

                          Dated as of September 6, 2004
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                                TABLE OF CONTENTS

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1.  Definitions.............................................................................................1

    (a)      Defined Terms..................................................................................1

    (b)      Other Definitional and Interpretive Matters....................................................9

2.  Purchase and Sale of Company Shares....................................................................10

    (a)      Purchase and Sale.............................................................................10

    (b)      Purchase Price................................................................................10

    (c)      Payment of Purchase Price at the Closing......................................................10

    (d)      The Closing...................................................................................10

    (e)      Deliveries at the Closing.....................................................................11

    (f)      Working Capital...............................................................................11

    (g)      Capital Expenditures..........................................................................13

3.  Representations and Warranties of the Seller...........................................................14

    (a)      Organization..................................................................................14

    (b)      Capitalization................................................................................14

    (c)      Authorization of Transaction; Conflicts; Consents of Third Parties............................15

    (d)      Brokers' Fees.................................................................................16

    (e)      Subsidiaries..................................................................................16

    (f)      Financial Statements; Absence of Certain Changes; No Undisclosed Liabilities..................16

    (g)      Legal Compliance..............................................................................17

    (h)      Tax Matters...................................................................................21

    (i)      Assets........................................................................................23

    (j)      Intellectual Property.........................................................................24

    (k)      Contracts.....................................................................................25

    (l)      Franchises....................................................................................26

    (m)      Litigation....................................................................................27

    (n)      Certain Business Relationships with Affiliates................................................27

    (o)      System Information............................................................................27

    (p)      System and Signal Carriage....................................................................28

    (q)      Environmental Matters.........................................................................28
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    (r)      Employees.....................................................................................29

    (s)      Employee Benefits.............................................................................30

    (t)      Corporate Records.............................................................................30

4.  Representations and Warranties of the Buyer............................................................30

    (a)      Organization..................................................................................31

    (b)      Authorization of Transaction..................................................................31

    (c)      Brokers' Fees.................................................................................31

    (d)      Financing.....................................................................................31

    (e)      Litigation....................................................................................32

    (f)      No Disqualification...........................................................................32

    (g)      Investment Purpose............................................................................32

    (h)      Tax Treatment.................................................................................32

5.  Pre-Closing Covenants..................................................................................32

    (a)      General.......................................................................................32

    (b)      Notices and Consents..........................................................................33

    (c)      Operation of Business.........................................................................33

    (d)      Full Access...................................................................................35

    (e)      Notice of Developments........................................................................36

    (f)      Exclusivity...................................................................................36

    (g)      Liens; Intercompany Debt......................................................................36

    (h)      Excluded Assets, Etc..........................................................................37

    (i)      Financing.....................................................................................37

    (j)      Environmental Access..........................................................................37

    (k)      Financial Information.........................................................................37

6.  Post-Closing Covenants.................................................................................38

    (a)      General.......................................................................................38

    (b)      Access to Books and Records...................................................................38

    (c)      Employees and Employee Benefits...............................................................38

    (d)      Tax Matters...................................................................................39
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    (e)      Notice of Disqualification....................................................................43

    (f)      Use of Name and Logos.........................................................................44

    (g)      Non-Solicit and Confidentiality...............................................................44

7.  Conditions to Obligation to Close......................................................................45

    (a)      Conditions to Obligation of the Buyer.........................................................45

    (b)      Conditions to Obligation of the Seller........................................................47

8.  Indemnification........................................................................................48

    (a)      The Seller's Indemnification Obligations......................................................48

    (b)      The Buyer's Indemnification Obligations.......................................................49

    (c)      Indemnification Procedure.....................................................................49

    (d)      Direct Claims.................................................................................50

    (e)      Failure to Give Timely Notice.................................................................51

    (f)      Reduction of Adverse Consequences.............................................................51

    (g)      Limitations on Indemnities....................................................................51

    (h)      Survival......................................................................................52

    (i)      Exclusivity...................................................................................52

9.  Termination............................................................................................52

    (a)      Termination of Agreement......................................................................52

    (b)      Effect of Termination.........................................................................53

10. Miscellaneous..........................................................................................53

    (a)      Press Releases and Public Announcements.......................................................53

    (b)      No Third-Party Beneficiaries..................................................................54

    (c)      Entire Agreement..............................................................................54

    (d)      Succession and Assignment.....................................................................54

    (e)      Counterparts..................................................................................54

    (f)      Headings......................................................................................54

    (g)      Notices.......................................................................................54

    (h)      Governing Law; Forum Selection; Consent to Jurisdiction.......................................55

    (i)      Amendments and Waivers........................................................................56
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    (j)      Severability..................................................................................56

    (k)      Expenses......................................................................................57

    (l)      Limitations on Representations and Warranties.................................................57

    (m)      Construction..................................................................................57

    (n)      Non-Recourse..................................................................................57

    Exhibit A       --    Transition Services Agreement

    Exhibit B-1     --    Form of Opinion of General Counsel to the Seller

    Exhibit B-2     --    Form of Opinion of FCC Counsel to the Seller

    Exhibit B-3     --    Form of Opinion of Puerto Rico Counsel to the Seller

    Exhibit C       --    Form of Opinion of Counsel to the Buyer

    Exhibit D       --    Seller Parent Guaranty

    Exhibit E       --    Draft Financial Statements

    Exhibit F       --    Affiliate Agreements

    Schedule 1               --     Excluded Assets

    Schedule 2(g)            --     Capital Expenditures

    Schedule 3               --     Working Capital as of July 31, 2004

    Schedule 4(d)(i)         --     Financing Commitment

    Schedule 4(d)(ii)        --     Equity Commitment

    Schedule 5(c)            --     Operations

    Schedule 5(c)(ix)        --     Permits

    Schedule 5(g)            --     Continuing Affiliate Agreements
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    Schedule 5(h)            --     Litigation

    Schedule 6(c)(i)         --     List of Retention Payments

    Schedule 6(g)            --     Scheduled Employees

    Schedule 7(a)(xix)       --     Assigned Contracts

    Schedule 8(a)(iv)        --     List of Certain Matters

    Disclosure Schedule
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                                       v

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (this "Agreement") entered into as of September 6, 2004, by and among PUERTO RICO CABLE ACQUISITION COMPANY INC., a Puerto Rican corporation (the "Buyer"), CENTENNIAL CARIBBEAN HOLDING CORP., a Delaware corporation (the "Seller"), for the limited purpose of the guaranty set forth herein only, CENTENNIAL CELLULAR OPERATING CO. LLC, a Delaware limited liability company ("Guarantor"), and, for the limited purposes of Section 6(d)(x), Centennial Communications Corp., a Delaware corporation ("Centennial").

         The Seller owns all of the outstanding capital stock of Centennial Puerto Rico Cable TV Corp., a Delaware corporation (the "Company").

         The Company owns and operates cable television systems which serve areas in and around the Puerto Rico municipalities of Ponce, Yauco, Adjuntas, Coamo, Guayanilla, Jayuya, Juana Diaz, Penuelas, Santa Isabel, Villalba, Guayama, Arroyo, Maunabo, Patillas, Salinas, Mayaguez, Cabo Rojo, San German, Lajas, Hormigueros, Guanica, Sabana Grande, Maricao, Anasco, Rincon, Las Marias, Aguadilla, Aguada, Quebradillas, Moca and Isabela.

         The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the outstanding capital stock of the Company in exchange for the consideration set forth herein, upon the terms and conditions set forth in this Agreement.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. Definitions.

                  (a) Defined Terms. The following terms shall have the following meanings:

         "Accounting Periods" has the meaning set forth in Section 3(g).

         "Accounting Principles" means the Company's accounting policies and procedures, determined in accordance with GAAP, applied on a consistent basis; provided that to the extent there is any inconsistency between the Company's historical accounting policies and procedures and GAAP, GAAP shall control.

         "Acquisition Transaction" means any merger, consolidation, or other business combination involving the Company or the acquisition of all or any amount of the assets or the capital stock of the Company other than as permitted or contemplated by this Agreement.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of
Section 1504(a) of the Code or any similar group defined under a similar provision of Law.

         "Agreement" has the meaning set forth in the preface.

         "Ancillary Documents" means the other documents, agreements, certificates and instruments to be executed, delivered and performed by the Parties in connection with the transactions contemplated by this Agreement

         "Antitrust Division" has the meaning set forth in Section 5(b).

         "ARPE" has the meaning set forth in Section 3(g).

         "Basic Cable" means the cable television service described as "Studio One" or a higher level of cable service in Section 3(o) of the Disclosure Schedule.

         "Budgeted Capital Expenditures" has the meaning set forth in Section 2(g).

         "Business Day" means any day other than a Saturday, Sunday, or other day on which banking institutions in the State of New York are authorized by law to close.

         "Buyer" has the meaning set forth in the preface.

         "Buyer Indemnified Parties" means the Buyer and its Affiliates (including the Company following the Closing) and their respective officers, directors, managers, shareholders, members, partners, employees, agents, Affiliates, attorneys and representatives. Notwithstanding the foregoing, Buyer Indemnified Parties shall not include the Buyer or its Affiliates (including the Company) from and after a Change of Control with respect to the Buyer or any such Affiliate (including the Company) or any successors of the Buyer and its Affiliates (including the Company), except for the limited purpose of the indemnification provided pursuant to Section 6(d) of this Agreement and Section 8(a)(i) of this Agreement (with respect to a breach of the representations and warranties set forth in Section 3(b)).

         "Buyer's Accountants" means KPMG LLP.

         "Buyer's Environmental Assessments" has the meaning set forth in
Section 5(j).

         "Buyer's Savings Plans" has the meaning set forth in Section 6(c).

         "Buyer's Subscriber Adjustment" has the meaning set forth in Section 2(f).

         "Buyer's Working Capital Amount" has the meaning set forth in Section 2(f).

         "Capital Expenditures" has the meaning set forth in Section 2(g).

         "Capital Expenditure Deficit" has the meaning set forth in Section
2(g).

         "Centennial" has the meaning set forth in the Preface.

         "Centennial Marketing Materials" has the meaning set forth in Section 6(f).

         "Centennial Marks" has the meaning set forth in Section 6(f).

         "Change of Control" means, as of any date of determination with respect to any of the Buyer, its Affiliates and the Company after the Closing, that HMTF Fund V Cayman L.P. or its Affiliates shall no longer control the Buyer, any such Affiliate or the Company after the Closing, as the case may be. For purposes hereof, "control" means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise..

         "CLI" has the meaning set forth in Section 3(g).

         "Closing" means the closing of the transactions contemplated by this Agreement.

         "Closing Date" has the meaning set forth in Section 2(d).

         "Closing Statement" has the meaning set forth in Section 2(f).

         "Closing Statement Dispute Notice" has the meaning set forth in Section 2(f).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commercially Reasonable Efforts" means the diligent, reasonable, and good faith efforts of the obligated Person to endeavor to consummate the transactions contemplated herein and to accomplish the applicable objective, which efforts shall not require such Person to (i) expend funds or incur liabilities, other than expenditures and liabilities which would ordinarily be made or incurred in connection with such objective (including filing and similar fees, reasonable legal fees and expenses, and other commercially reasonable fees and expenses) or which the obligated Person is obligated to pay or incur under this Agreement, or (ii) act in a manner that would be contrary to normal commercial practices of similarly-situated companies to accomplish the objective. Notwithstanding the foregoing, (x) the fact that the objective is or is not actually accomplished shall not by itself indicate that the obligated Person did or did not in fact utilize Commercially Reasonable Efforts in attempting to accomplish the objective; and (y) nothing contained herein shall change any express obligations or agreements of the Parties hereunder.

         "Communications Act" means the Communications Act of 1934, as amended, codified at 47 U.S.C.Sections 151 et. seq., including the Cable
CommunicaTions Policy Act of 1984, Pub. L. No. 98-549, the Cable Television Consumer Protection and Competition Act of 1992, Pub. L. No. 102-385, and the Telecommunications Act of 1996, Pub. L. No. 104-104, or any successor Law, and the rules, regulations and written policies of the FCC promulgated thereunder, and as amended and in effect from time to time.

         "Company" has the meaning set forth in the preface.

         "Company Employees" has the meaning set forth in Section 3(r).

         "Company Plans" has the meaning set forth in Section 3(s).

         "Company Share" means a share of the Common Stock, par value $0.01 per share, of the Company.

         "Confidential Information" has the meaning set forth in Section 6(g).

         "Confidentiality Agreement" has the meaning set forth in Section 5(d).

         "Contract" means any written contract, agreement, or lease and any oral agreement, including any amendments, modifications or supplements thereto.

         "Copyright Act" means the Copyright Act of 1976, as amended.

         "Copyright Office" means the United States Copyright Office, its designee, or any successor thereto.

         "Current Assets" shall be determined in accordance with the Accounting Principles and shall include, but not be limited to, cash, accounts receivable less a reserve for uncollectible accounts receivable, and prepaid expenses. Notwithstanding the foregoing sentence, Current Assets shall exclude, for the purposes of determining the Working Capital set forth in Section 2(f): (i) amounts due to the Company from Seller, Guarantor or Affiliates of Seller and Guarantor; (ii) amounts due to the Company from employees of Seller, Guarantor or Affiliates of Seller (other than the Company) and Guarantor; (iii) deferred tax assets; and (iv) prepaid property and vehicle insurance.

         "Current Liabilities" shall be determined in accordance with the Accounting Principles and shall include, but not be limited to, accounts payable, accrued liabilities, subscriber advance billings, subscriber deposits. Notwithstanding the foregoing sentence, Current Liabilities shall exclude, for the purposes of determining the Working Capital set forth in Section 2(f): (i) the Company's reserve for amounts in respect of programming as set forth on
Schedule 8(a)(iv), which at July 31, 2004 amounted to $912,000 and at the date hereof amounted to $861,464.18, (ii) the Company's reserve for certain property taxes for the years 2002 and prior, which at July 31, 2004 amounted to $204,000;
(iii) any liability for the retention, transaction or similar bonuses arising on or prior to the Closing Date for Company Employees as well as those identified on Schedule 6(c)(i) attached hereto which the Company shall pay immediately prior to the Closing pursuant to Section 6(c), provided that such amounts reduce the cash balance at Closing; (iv) amounts due from the Company to Seller, Guarantor or Affiliates of Seller which the Company shall pay immediately prior to the Closing pursuant to Section 2(h); (v) any accrual for liabilities in respect of deferred launch fees received from programmers and deferred signing bonuses related to service agreements, as illustrated in Schedule 3 attached hereto, which at July 31, 2004 amounted to $877,000; and (vi) deferred tax liabilities. Notwithstanding anything to the contrary contained herein or in
Schedule 3 attached hereto, the amounts accrued for "legal" and "accounting/auditing" for purposes of determining the Current Liabilities shall be the actual amounts owed by the Company in respect of such items as of 12:01 a.m. on the Closing Date.

         "Defense Counsel" has the meaning set forth in Section 8(c).

         "Defense Notice" has the meaning set forth in Section 8(c).

         "Direct Claim" has the meaning set forth in Section 8(d).

         "Disclosure Schedule" has the meaning set forth in Section 3.

         "Employee Benefit Plan" means any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (iv) Employee Welfare Benefit Plan.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Enforceability Exceptions" means the exceptions or limitations to the enforceability of contracts or agreements under bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         "Environmental Laws" means any Laws pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), the handling, storage, treatment or disposal of waste, including hazardous waste, and the handling, storage, manufacture, treatment or transportation of hazardous materials, or to the protection of the environment, public health and safety, occupational health and safety or worker health and safety, natural resources or any other environmental matter, including the following laws as amended and as in effect at the relevant time (including, but not limited to, the following statutes, any regulations promulgated pursuant to any of them, any permits, licenses or authorizations issued thereunder, any state or regional analogues thereto and any permits, licenses or authorizations issued thereunder, any state or regional analogues thereto and any permits or regulations issued thereunder): (A) Clean Air Act (42 U.S.C.Section 7401, et seq.); (B) Clean Water Act (33 U.S.C.Section 1251, et seq.); (C) Resource Conservation and Recovery Act (42 U.S. C.Section 6901, et seq.); (D) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.SeCtion 9601, et seq.); (E) Safe Drinking Water Act (42 U.S.C. 300f, et seq.); (F) the Hazardous Materials Transportation Act; (G) the Federal Insecticide, Fungicide and Rodenticide Act and (H) Toxic Substances Control Act (15 U.S.C.Section 2601, et seq.) and any similar Laws of the Commonwealth of Puerto Rico.

         "Equity Commitment" has the meaning set forth in Section 4(d)

         "Equity Contribution" has the meaning set forth in Section 4(d)

         "Equivalent Basic Subscribers" as of any date means the sum of (i) the number of residential non-seasonal subscribers for Basic Cable of the Systems who are not more than 90 days past due from the invoice date (or, if more than 90 days past due, who owe less than $10.00) and (ii) the result obtained by dividing (A) the aggregate of the gross monthly billing

(excluding any charges for premium service, pay-per-view programming, internet access, franchise fees, fees charged by the FCC, Taxes, installation, connection, relocation, and disconnection fees and miscellaneous rental charges for equipment such as remote control devices and converters) from the bulk subscribers (e.g., hotels, motels and other subscribers who pay for cable service at bulk rates) whose accounts as of such date are not more than 90 days past due from the invoice date (or, if more than 90 days past due, who owe less than $10.00) by (B) the monthly service charge in effect in the Systems as of such date for the relevant level of service offered to such bulk subscribers; provided, that Equivalent Basic Subscribers shall exclude any subscriber who, prior to the Closing Date, has properly requested that his cable television service be disconnected and any subscribers which are provided cable service without a monthly Basic Cable service charge or for which the Basic Cable service charge has been waived on a regular basis.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Estimated Subscriber Adjustment" has the meaning set forth in Section 2(f)

         "Estimated Working Capital Amount" has the meaning set forth in Section 2(f).

         "Excluded Assets" means the assets and properties of the Company described on Schedule 1.

         "FAA" means the Federal Aviation Administration.

         "FCC" means the Federal Communications Commission.

         "Final Order" means an action by the Telecommunications Regulatory Board or the FCC, as applicable, as to which (i) no request for stay by the Telecommunications Regulatory Board or the FCC, as applicable, of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; (ii) no petition for rehearing or reconsideration of the action is pending before the Telecommunications Regulatory Board or the FCC, as applicable, and the time for filing any such petition is passed; (iii) the Telecommunications Regulatory Board or the FCC, as applicable, does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court or request for stay by a court or the Telecommunications Regulatory Board or the FCC, as applicable, is pending or in effect and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

         "Final Subscriber Adjustment" has the meaning set forth in Section
2(f).

         "Final Working Capital Amount" has the meaning set forth in Section
2(f).

         "Financial Statements" has the meaning set forth in Section 3(f).

         "Financing" has the meaning set forth in Section 4(d)

         "Financing Commitment" has the meaning set forth in Section 4(d)

         "Fixed Purchase Price" has the meaning set forth in Section 2(b).

         "Franchises" means all franchises issued by the Telecommunications Regulatory Board or by the Public Services Commission of Puerto Rico that are necessary or required to operate a cable television system and provide cable television services in the geographic areas served by the Systems.

         "FTC" has the meaning set forth in Section 5(b).

         "Further Use Right" has the meaning set forth in Section 6(f).

         "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

         "Governmental Entity" means any federal, state, Commonwealth of Puerto Rico, municipal, local, or other governmental authority or administrative agency, domestic or foreign, including, without limitation, the Telecommunications Regulatory Board and the FCC.

         "Guarantor" has the meaning set forth in the preface.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Substances" means any material, substance, waste or compound regulated, characterized or otherwise classified under Environmental Laws as hazardous, toxic, a pollutant, contaminants or words of similar meaning or effect, including, without limitation, petroleum or any refined product or fraction or derivative thereof, asbestos, or polychlorinated biphenyls.

          "Indemnified Party" has the meaning set forth in Section 8(c).

         "Indemnifying Party" has the meaning set forth in Section 8(c).

         "Knowledge" means (i) with respect to the Seller and the Company, the actual knowledge, without independent investigation, of Edwin Stevenson, Frank Hunt, Nicole Rodriguez, Antonio Briceno, Tony Wolk, Hiram Cruz, Lourdes Estrada, Rafael Rodriguez, Rafael Julia, Miguel Santana, Jose Texidor, Wilson Velez, Enrique Gonzalez, Jeffrey Rojas, Soraya Zapata, Elisa Veguilla-Flores, Marisa Teresa Serbia, Maria Teresa Frontera and Mike Egan, and (ii) with respect to the Buyer, the actual knowledge, without independent investigation, of Eric Lindberg, Jacob Capps and John Overbay.

         "Law 80" means Law 80 of May 30, 1976 of Puerto Rico, as amended and in effect from time to time.

         "Law 213" means Law 213 of September 12, 1996 of Puerto Rico, known as the "Puerto Rico Telecommunications Act," as amended and in effect from time to time.

         "Laws" means all laws, statutes, regulations, codes, ordinances, rules, permits, orders, writs, injunctions, decrees and rulings of, adopted, promulgated or handed down by, any

Governmental Entity, including any judgment, writ, order, injunction, award, decree or similar act of any court, judge, justice, magistrate or similar Governmental Entity.

         "Leased Real Property" has the meaning set forth in the definition of Real Property.

         "Legal Restrictions" means restrictions arising under the securities laws, Title VI of the Communications Act, and all other provisions of the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992, and the provisions of the Telecommunications Act of 1996 amending Title VI of the Communications Act, in each case, as amended and in effect from time to time.

         "Licenses" means the material licenses, permits, registrations and authorizations (other than the Franchises) granted by or pending before any Governmental Entity in connection with the operation of the Systems.

         "Limited Changes" has the meaning set forth in Section 5(b).

         "Material Adverse Effect" means any change, effect, event, occurrence or state of facts that has or would reasonably be expected to have or result in a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of the Company taken as a whole.

         "Material Contracts" has the meaning set forth in Section 3(k).

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Necessary Consents" has the meaning set forth in Section 3(c).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

         "Original Use Right" has the meaning set forth in Section 6(f).

         "Owned Real Property" has the meaning set for in the definition of Real Property.

         "Parties" means, collectively, the Buyer and the Seller.

         "Permitted Liens" means (a) liens for current Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor on the books of the Company in accordance with GAAP; (b) rights of any Governmental Entity to regulate the affected property; (c) as to the Company's leased assets, statutory interests of the lessors thereof and interests set forth in the applicable lease; (d) inchoate materialmen's, mechanics', workmen's repairmen's or other like liens arising in the Ordinary Course of Business that are not material to the business, operations and financial condition of the property so encumbered and that do not result from a breach, default or violation by the Company of any Contract or Law; (e) any Security Interests to be released at or prior to the Closing; (f) as to any parcel of Real Property, all matters of record (excluding, however, any mortgage, deed to secure debt, deed of trust, security agreement, judgment lien or statutory claim of lien or any other title exception or defect that is monetary in nature, other than those in favor of the Buyer) and any other easement, encroachment, encumbrance or other condition that does not adversely affect in any material respect, either individually or in the aggregate, the use of such Real Property as currently used by the Company in the Ordinary Course of Business or render title thereto uninsurable; (g) zoning laws and ordinances and similar governmental regulations (none of which interfere in any material respect with the operation of the Systems as currently conducted); (h) purchase money liens securing rental payments under capital lease arrangements previously disclosed to Buyer; and (i) vehicle leases.

         "Person" means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization, or Governmental Entity.

         "PRIRC" has the meaning set forth in Section 3(s).

         "PRPB" has the meaning set forth in Section 3(g).

         "Pro Rata Amount" has the meaning set forth in Section 2(g).

         "Purchase Price" has the meaning set forth in Section 2(b).

         "Real Property" means all interests in real property, including all improvements thereon, owned by the Company in fee simple ("Owned Real Property") or leased by the Company ("Leased Real Property"), in each case, including easements, rights-of-way and similar authorizations.

         "Required Consents" means the Necessary Consents marked with an asterisk in Section 3(c)(iii) of the Disclosure Schedule.

         "Required Governmental Approvals" has the meaning set forth in Section 3(c).

         "Resolution Notice" has the meaning set forth in Section 2(f).

         "Section 338(h)(10) Election" has the meaning set forth in Section
6(d).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, deed of trust, pledge, lien, encumbrance, charge, claim, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement.

         "Seller" has the meaning set forth in the preface.

         "Seller Indemnified Parties" means the Seller and its Affiliates and their respective officers, directors, managers, shareholders, members, partners, employees and agents.

         "Seller's Accountants" means Deloitte & Touche LLP.

         "Seller's Savings Plan" has the meaning set forth in Section 6(c).

         "Straddle Period" means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

         "Subsidiary" means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or Person performing similar functions.

         "Subscriber Adjustment" means the amount, if the number of Equivalent Basic Subscribers as of the Closing Date is less than 71,000, equal to the product of (a) $2,142, multiplied by (b) the difference between 71,000 and the number of Equivalent Basic Subscribers as of the Closing Date; provided, however, that if the number of Equivalent Basic Subscribers as of the Closing date is 71,000 or greater, the Subscriber Adjustment shall be zero.

         "Surviving Representation" means a representation (i) of Seller set forth in Section 3(a), Section 3(b), Section 3(c)(i), Section 3(d), Section 3(e), Section 3(h) or Section 3(q) or (ii) of the Buyer set forth in Section 4(a), Section 4(b)(i), Section 4(c), Section 4(g) and Section 4(h).

         "Systems" means the cable television systems owned by the Company which serve the areas in and around the Puerto Rico municipalities of Ponce, Yauco, Adjuntas, Coamo, Guayanilla, Jayuya, Juana Diaz, Penuelas, Santa Isabel, Villalba, Guayama, Arroyo, Maunabo, Patillas, Salinas, Mayaguez, Cabo Rojo, San German, Lajas, Hormigueros, Guanica, Sabana Grande, Maricao, Anasco, Rincon, Las Marias, Aguadilla, Aguada, Quebradillas, Moca and Isabela.

         "Tax" means any federal, state, Commonwealth of Puerto Rico, municipal, local, or foreign tax, fee, levy, duty, tariff, impost or other charges, including any interest, penalty, or addition thereto, whether disputed or not, imposed by a Governmental Entity, and any liability in respect of any of the foregoing items payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise, but excluding franchise fees, FCC payments and fees and copyright payments and fees.

         "Tax Proceeding" has the meaning set forth in Section 6(d).

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, required or permitted to be submitted to a Governmental Entity.

         "Telecommunications Regulatory Board" means the Junta Reglamentadora de Telecomunicaciones de Puerto Rico.

         "Third Party Claims" means actions, suits, claims or legal, administrative, arbitration, mediation, governmental or other proceedings, or investigations, other than any brought by a Party to this Agreement or an Affiliate of a Party to this Agreement.

         "Threshold Amount" means an amount equal to $600,000.

         "Transition Services Agreement" means the Transition Services Agreement, to be entered into at the Closing between the Buyer, the Company, Centennial Puerto Rico Operations Corp., a Delaware corporation, and certain of their Affiliates in the form attached hereto as Exhibit A hereto.

         "Unaffiliated Firm" has the meaning set forth in Section 2(f).

         "Upset Date" has the meaning set forth in Section 9(a).

         "Working Capital" means the difference (which may be a positive or a negative number) between the Company's Current Assets as of 12:01 a.m. on the Closing Date, minus the Company's Current Liabilities as of 12:01 a.m. on the Closing Date.

            (b) Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, the following rules of interpretation shall apply to this Agreement:

                  (i) When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

                  (ii) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

                  (iii) All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

                  (iv) Words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

                  (v) The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

                  (vi) The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

                  (vii) All dollar amounts are in and shall be paid in United States dollars.

2. Purchase and Sale of Company Shares.

            (a) Purchase and Sale. On and subject to the terms and conditions of this Agreement, at the Closing, the Buyer agrees to purchase and acquire from the Seller, and the Seller agrees to sell, convey, assign, transfer and deliver to the Buyer, free and clear of all Security Interests, all of the Company Shares, subject to any applicable Legal Restrictions.

            (b) Purchase Price. The aggregate consideration for the Company Shares to be purchased and acquired by the Buyer hereunder to be paid by the Buyer to the Seller pursuant to this Agreement shall equal the sum of
      (i) One Hundred Fifty-Five Million Dollars ($155,000,000) (the "Fixed Purchase Price"), and (ii) the amount of Working Capital (which may be a negative number), less (iii) the Capital Expenditure Deficit, if any, and less (iv) the Subscriber Adjustment, if any (the amount obtained pursuant to the foregoing clauses (i) through (iv), the "Purchase Price"), which shall be paid as provided in Section 2(c) and Section 2(f)(v).

            (c) Payment of Purchase Price at the Closing. At the Closing, the Buyer shall deliver, by wire transfer of immediately available funds to an account or accounts specified by the Seller, an amount equal to the Fixed Purchase Price, plus the Estimated Working Capital Amount (which may be a negative number), minus the Capital Expenditure Deficit, and minus the Subscriber Adjustment, if any.

            (d) The Closing. The Closing shall take place at the offices of Weil, Gotshal and Manges LLP, 767 Fifth Avenue, New York, New York 10153, commencing at 9:00 a.m. local time on the third Business Day following the satisfaction or waiver of the last of the conditions set forth in Section 7(a) and Section 7(b) (other than conditions that by their nature are to be satisfied at Closing) or such other time or place as the Buyer and the Seller may mutually determine (the "Closing Date"). Notwithstanding anything to the contrary contained in this Section 2(d), if the conditions set forth in Section 7(a) and Section 7(b) (other than conditions that by their nature are to be satisfied at Closing) are satisfied or waived by the Party entitled to the benefits thereof on or before the Upset Date, but the date scheduled for Closing pursuant to this Section 2(d) is after the Upset Date, the Upset Date shall be extended until one (1) Business Day after the date so scheduled for Closing.

            (e) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the certificates representing all of the Company Shares and the various certificates, instruments, and documents referred to in Section 7(a), (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b), and
      (iii) the Buyer will deliver to the Seller the consideration specified in
      Section 2(c).

            (f) Working Capital, Capital Expenditure Deficit and Subscriber Adjustment.

                  (i) Not less than three (3) Business Days prior to the anticipated Closing Date, the Seller shall deliver to the Buyer a statement setting forth the Seller's good faith estimate of the Working Capital (the "Estimated Working Capital Amount") and the Subscriber Adjustment (the "Estimated Subscriber Adjustment"), if any, together with reasonably detailed supporting documentation for such estimates (which, for purposes of the Subscriber Adjustment, shall be the standard monthly billing report for subscribers received or produced by the Company in the Ordinary Course of Business) and the Capital Expenditure Deficit, if any, together with reasonably detailed supporting documentation for such Capital Expenditure Deficit calculation and the related Capital

         Expenditures. If the Buyer disputes any amounts relating to the Working Capital, Capital Expenditure Deficit or Subscriber Adjustment set forth in such statement, the Buyer and the Seller shall use Commercially Reasonable Efforts to attempt in good faith to resolve such dispute prior to the Closing, and the Estimated Working Capital Amount, the Capital Expenditure Deficit and the Estimated Subscriber Adjustment as determined by the Seller and, if applicable, modified by agreement of the Buyer and Seller prior to the Closing, shall be used for purposes of determining the payment to be made by the Buyer at Closing pursuant to Section 2(c) (provided, however, that if the Buyer and the Seller are unable to resolve any such dispute prior to the Closing, the Estimated Working Capital Amount, the Capital Expenditure Deficit and the Estimated Subscriber Adjustment as determined by the Seller and set forth in the statement delivered pursuant to this Section 2(f) shall be used for purposes of determining the payment to be made by the Buyer at Closing pursuant to Section 2(c), absent manifest error). For illustrative purposes only, Schedule 3 attached hereto sets forth the calculation of the Working Capital assuming that the Closing had been consummated on July 31, 2004.

                  (ii) Within 90 days after the Closing Date, the Buyer shall deliver to the Seller a statement setting forth the Buyer's good faith determination of the Working Capital (the "Buyer's Working Capital Amount") and the Subscriber Adjustment, if any (the "Buyer's Subscriber Adjustment"), together with reasonably detailed supporting documentation for such determination (which, for purposes of the Subscriber Adjustment, shall be the standard monthly billing report for subscribers received or produced by the Company in the Ordinary Course of Business) (the "Closing Statement").

                  (iii) The Seller may, by notice given to the Buyer within 30 days after delivery of the Closing Statement, dispute the Buyer's Working Capital Amount and the Buyer's Subscriber Adjustment (the "Closing Statement Dispute Notice"). Such Closing Statement Dispute Notice shall set forth in reasonable detail the Seller's objections to the Buyer's Working Capital Amount and the Buyer's Subscriber Adjustment and the Seller's reasons therefor and the Seller shall be deemed to have agreed with all other items contained in the Closing Statement. If the Seller does not deliver such a Closing Statement Dispute Notice to the Buyer within 30 days after delivery of the Closing Statement, the Closing Statement, and the Buyer's Working Capital Amount and the Buyer's Subscriber Adjustment as set forth therein, shall be final and binding on the Buyer and the Seller. If the Seller delivers such a Closing Statement Dispute Notice, from the date of delivery of such Closing Statement Dispute Notice until the 30th day after the date of delivery of the Closing Statement, the Buyer and the Seller shall use their respective Commercially Reasonable Efforts to attempt in good faith to resolve the dispute identified in the Closing Statement Dispute Notice. From the date of delivery of such Closing Statement Dispute Notice until the 30th day after the date of delivery of the Closing Statement Dispute Notice, the Buyer and Buyer's Accountants shall use their respective Commercially Reasonable Efforts to cooperate with the Seller and Seller's Accountants and provide reasonable access to work papers of Buyer's Accountants to the extent reasonably necessary to the Closing Statement. The Buyer shall provide to the Seller and its representatives, including, without limitation, the Seller's Accountants, access at all reasonable times to the Buyer, the Systems and their books and records to the extent reasonably necessary for the purposes of preparing the Closing Statement

         Dispute Notice and resolving any disputes relating to the Closing Statement and the Closing Statement Dispute Notice.

                  (iv) If the Seller has timely delivered a Closing Statement Dispute Notice pursuant to Section 2(f)(iii), and the Buyer and the Seller do not reach written agreement as to the Working Capital or the Subscriber Adjustment, if any, as applicable, prior to the 30th day after the date of delivery of the Closing Statement Dispute Notice, then either the Seller or the Buyer may by notice to the other (the "Resolution Notice") submit to Ernst & Young LLP (the "Unaffiliated Firm") for determination, in accordance with this Section 2(f), the amount of the Working Capital or the Subscriber Adjustment, as applicable. Notwithstanding the foregoing, if the aggregate difference between the proposed amounts of Working Capital and the proposed amounts of Subscriber Adjustment is less than $100,000, the Working Capital and the Subscriber Adjustment shall be the average of the proposed amounts of the Working Capital and the Subscriber Adjustment, respectively, and the Parties will not instruct the Unaffiliated Firm to render any decision. The following shall apply with respect to the use of the Unaffiliated Firm:

                            (A) Within 15 days after the delivery of the
               Resolution Notice, the Buyer and the Seller shall each propose an amount of Working Capital or Subscriber Adjustment, as applicable, to the Unaffiliated Firm, together with the reasons therefor, in writing. The Working Capital or the Subscriber Adjustment, as applicable, proposed by the Buyer shall not differ from the Buyer's Working Capital Amount or the Buyer's Subscriber Adjustment, as applicable, other than for changes agreed to in writing by the Seller, and the Working Capital or the Subscriber Adjustment, as applicable, proposed by the Seller shall not differ from the Seller's proposed amount of Working Capital or Subscriber Adjustment, as applicable, set forth in the Closing Statement Dispute Notice, other than for those changes agreed to in writing by the Buyer. Each of the Buyer and the Seller shall furnish to the Unaffiliated Firm such workpapers and other documents and information under its control or available to it and its Affiliates as the Unaffiliated Firm may request for the purposes of determining the Working Capital or Subscriber Adjustment, as applicable.

                            (B) The amount determined by the Unaffiliated Firm
               (acting as an expert and not as an arbitrator) shall not be higher than the higher of the proposed amount of Working Capital or Subscriber Adjustment, as applicable, or lower than the lower of the proposed amounts of Working Capital or Subscriber Adjustment, as applicable, and shall thereupon be the Working Capital or Subscriber Adjustment, as applicable. The Parties will instruct the Unaffiliated Firm to render its decision no later than 30 days after the submission to the Unaffiliated Firm under
               Section 2(f)(iv)(A).

                            (C) At any time after the determination of the
               Working Capital or Subscriber Adjustment, as applicable, has been submitted to the Unaffiliated Firm, the Buyer and the Seller may agree on the Working Capital or Subscriber Adjustment, as applicable, and direct the Unaffiliated Firm to not render any decision.

Any determination of the Working Capital or Subscriber Adjustment, as applicable, in accordance with Section 2(f)(iv), whether by agreement between the Buyer and the Seller, by operation of the second sentence of Section 2(f)(iv), or by the Unaffiliated Firm, shall be conclusive and binding on all Parties. The Working Capital determined as set forth in the preceding sentence is hereinafter referred to as the "Final Working Capital Amount," and the Subscriber Adjustment determined as set forth in the preceding sentence is hereafter referred to as the "Final Subscriber Adjustment."

                  (v) Subject to Section 8(g)(v), promptly, but in any event not more than five Business Days, after the later of the determination of the Final Working Capital Amount and the Final Subscriber Adjustment, if any, (A) if the Final Working Capital Amount is less than the Estimated Working Capital Amount, the Seller shall pay the absolute value of the difference between such amounts to the Buyer, (B) if the Final Working Capital Amount is greater than the Estimated Working Capital Amount, the Buyer shall pay the difference between such amounts to the Seller, (C) if the Final Subscriber Adjustment is less than the Estimated Subscriber Adjustment, Buyer shall pay the absolute value of the difference between such amounts to the Seller, and (D) if the Final Subscriber Adjustment is greater than the Estimated Subscriber Adjustment, the Seller shall pay the difference between such amounts to the Buyer, in all cases together with simple interest at the rate of 6% per annum, for the period from the Closing Date to and through the date of payment. All payments made under this Section 2(f)(v) shall be made by wire transfer of immediately available funds to the account of the Party entitled to payment notified to the Party making such payment.

                  (vi) The fees and expenses of the Unaffiliated Firm for its services and expenses under this Section 2(f) shall be shared and paid one-half by the Buyer and one-half by the Seller.

                  (vii) Nothing herein shall be construed to authorize or permit the Unaffiliated Firm to arbitrate or determine any question or matter whatever under or in connection with this Agreement except the specific items in dispute between the Parties with respect to the amount of the Working Capital and the Subscriber Adjustment to be determined in accordance with the provisions of this Agreement or require the Unaffiliated Firm to follow the rules of the American Arbitration Association or any other body in making such determination.

            (g) Capital Expenditures. Set forth on Schedule 2(g) is a true and correct copy of the amounts the Company has budgeted for capital expenditures or capital additions or betterments ("Capital Expenditures") for its fiscal year June 1, 2004 through May 31, 2005 (such budgeted Capital Expenditures for such fiscal year, the "Budgeted Capital Expenditures") set forth on a fiscal quarterly basis, including a breakdown of the amounts thereof by category or purpose of such Capital Expenditures. Not less than three (3) Business Days prior to the anticipated Closing Date, the Seller shall deliver to the Buyer a statement setting forth the Capital Expenditures made by the Company during the period from June 1, 2004 through the anticipated Closing Date, together with reasonably detailed supporting documentation for such expenditures. For purposes of calculating the Capital

      Expenditure Deficit, if any, the aggregate amount set forth in Schedule 2(g) shall be multiplied by a fraction, the numerator of which shall be the number of days from June 1, 2004 to the Closing Date, and the denominator of which shall be 365 (the resulting amount, the "Pro-Rata Amount"). If the aggregate amount expended by the Company during the period from June 1, 2004 through the anticipated Closing Date, as set forth on Seller's statement, is less than the Pro-Rata Amount, such difference shall be the "Capital Expenditure Deficit." If, in the good faith judgment of the Seller, after consultation with the Buyer, the Seller determines to change or modify the purpose or category of any Capital Expenditure from the proposed category or purpose set forth on
      Schedule 2(g), the Seller may so change or modify the category or purpose of such Capital Expenditure. Notwithstanding anything to the contrary contained herein, a Capital Expenditure Deficit shall be reduced by the amount of liabilities, if any, for Capital Expenditures included in the calculation of Working Capital.

            (h) Settlement of Intercompany Amounts. From and after the date of this Agreement through the Closing Date, Seller agrees to cause all intercompany receivables and intercompany payables of the Company, in each case as determined in accordance with GAAP, to be treated in the following manner:

                      (A) During the period prior to the Closing, the Company shall be permitted to net intercompany receivables and payables against each other; provided that such receivables and payables constitute Current Assets and Current Liabilities, respectively.

                      (B) At Closing, Seller may, at its option, cause the Company to cancel all intercompany receivables of the Company from its Affiliates without payment of any cash to the Company. With respect to intercompany payables of the Company outstanding at the Closing, Seller shall settle such amounts at Closing in cash.

3. Representations and Warranties of the Seller

         The Seller represents and warrants to the Buyer as follows, except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date of this Agreement (the "Disclosure Schedule"):

            (a) Organization.

                  (i) The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not be reasonably likely to have a Material Adverse Effect. The Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, and to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party.

                  (ii) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not be reasonably likely to have a Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

            (b) Capitalization. The authorized capital stock of the Company consists of 1,000 Company Shares, of which 1,000 Company Shares are issued and outstanding and no Company Shares are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held, beneficially and of record, by the Seller, free and clear of any restrictions on transfer and Security Interests, except for the security interest described in Section 3(b) of the Disclosure Schedule which will be released at or prior to Closing, but subject to the Legal Restrictions. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, call rights, exchange rights, or other Contracts of any nature that could require the Company to issue, sell, or otherwise cause to become outstanding any of the Company's capital stock (including upon exchange or conversion) other than the 1,000 Company Shares held by the Seller. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. The Seller is not a party to any option, warrant, purchase right, or other Contract that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. The sale, conveyance, assignment, transfer and delivery of the Company Shares as provided in this Agreement will convey to Buyer good and valid title to such Company Shares, free and clear of any and all Security Interests, subject to the Legal Restrictions.

            (c) Authorization of Transaction; Conflicts; Consents of Third Parties.

                  (i) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. All necessary corporate proceedings of the Seller have been duly taken to authorize the execution, delivery, and performance by the Seller of this Agreement and the Ancillary Documents to which it is a party. This Agreement and the Ancillary Documents to which it is a party have been duly authorized, executed, and delivered by the Seller and constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

                  (ii) Except as described in Section 3(c)(ii) of the Disclosure Schedule (the "Required Governmental Approvals"), neither the Seller nor the Company is required to obtain any consent, authorization, approval, order, license, certificate, or permit of or from, or make any declaration or filing with, or notification to, any Governmental Entity on the part of the Company or the Seller in connection with (i) the execution, delivery and performance of this Agreement or the Ancillary Documents to which it is a party or (ii) the continuing validity and effectiveness immediately following Closing of any Material Contract, License or permit or Contract which is material to the business of the Seller.

                  (iii) Neither the execution and the delivery of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will:

                      (A) if the Required Governmental Approvals are obtained, violate or result in a breach in any material respect of any Law to which the Seller or the Company is subject;

                      (B) violate or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Seller or the Company;

                      (C) violate any order of any Governmental Entity applicable to the Company or any of its assets or properties;

                      (D) result in the creation of any Security Interest upon any of the assets of the Company, except for any Permitted Lien, or

                      (E) provided the consents, authorizations or approvals listed in Section 3(c)(iii) of the Disclosure Schedule (the "Necessary Consents") are obtained, conflict with, result in a breach of, constitute a default (with or without notice of lapse of time, or both) under, result in the acceleration of the rights of any party under, or create in any party the right to terminate, modify, cancel, or lose any material benefit under, or give rise to any obligation of the Company to make a payment under any Material Contract, License, Franchise or any material contract to which the Seller is a party.

      Notwithstanding the foregoing, the Seller makes no representation or warranty regarding any of the foregoing that may result from the specific legal or regulatory status of Buyer or its Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or its Affiliates is or proposes to be engaged, other than the cable television business.

            (d) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated, other than Waller Capital Corporation, all of whose fees and expenses in connection with the transactions contemplated hereby will be paid by Seller or an Affiliate of Seller (other than the Company).

            (e) Subsidiaries. The Company does not, directly or indirectly, own any capital stock or other equity interest in any other Person.

            (f) Financial Statements; Absence of Certain Changes; No Undisclosed Liabilities. The Seller has made available to the Buyer or its representatives copies of the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flows of the Company as of, and for its fiscal years ended, May 31, 2003 and 2002, (ii) an unaudited balance sheet and statement of income, of the Company as of, and for the calendar months ended, June 30, 2004 and July 31, 2004 and (iii) drafts of the audited balance sheet and statements of income, changes in stockholders' equity, and cash flows of the Company as of, and for its fiscal year ended, May 31, 2004; provided, however, that the representation set forth in this Section 3(f) shall extend to the final audited financial statements for the fiscal year ended May 31, 2004 in lieu of the draft of such financial statements upon Buyer's acceptance or deemed acceptance of such financial statements pursuant to Section 7(a)(xxi). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of the Company as of such dates and the results of operations, changes in stockholders' equity and cash flows of the Company for such periods, except, in the case of the Financial Statements identified in clause (iii) of the preceding sentence, as set forth in Section 3(f) of the Disclosure Schedule, and except that the unaudited Financial Statements identified in clause (ii) of the preceding sentence are subject to normal year-end adjustments and do not contain footnotes, and the line item "System Cash Flow" in the income statement included therein has not been prepared in accordance with GAAP.

      Except as set forth on Section 3(f) of the Disclosure Schedule, since May 31, 2004 through the date of this Agreement: (i) no event, change or circumstance has occurred with respect to the Company which has had or could reasonably be expected to have a Material Adverse Effect; (ii) the Company has operated in the Ordinary Course of Business; (iii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $500,000 for any single loss or $1.0 million for all such losses; (iv) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of Company Stock or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company; (v) the Company has not awarded or paid any bonuses to employees of the Company with respect to the fiscal year ended May 31, 2004, except to the extent accrued on the balance sheet as of May 31, 2004 included in the Financial Statements or entered into any employment (other than an oral agreement terminable without penalty on no more than 30 days notice), deferred compensation, severance or similar agreement (nor amended any such agreement), or agreed to increase the compensation payable or to become payable by it to any of the Company's directors, officers, employees, agents or representatives except for annual increases and merit increases in the Ordinary Course of Business or agreed to increase in any material respect the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives of the Company, except as required pursuant to the terms thereof or applicable Law or where such increase in coverage or benefits was provided uniformly to substantially all employees of Centennial and its

Subsidiaries, including Company Employees; (vi) there has not been any change by the Company in accounting or Tax reporting principles, methods or policies, except as required by applicable Law or except any such change relating to United States federal income Taxes that would not continue to apply to the Company after the Closing; (vii) the Company has not made or rescinded any election relating to Taxes, other than elections for United States federal income Tax purposes that would not continue to apply to the Company after the Closing, or settled or compromised any claim relating to Taxes; (viii) the Company has not entered into any transaction or Contract or conducted its business other than in the Ordinary Course of Business; (ix) the Company has not failed to pay and discharge current liabilities other than in the Ordinary Course of Business; (x) the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any director, officer, partner, stockholder or Affiliate of the Company except for compensation in the Ordinary Course of Business and the advancement of expenses in the Ordinary Course of Business; (xi) the Company has not mortgaged, pledged or subjected to any Security Interest any of its assets, other than Permitted Liens, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business; (xii) the Company has not discharged or satisfied any Security Interest, or paid any obligation or liability (fixed or contingent), except in the Ordinary Course of Business or which, if not in the Ordinary Course of Business, in the aggregate, would not be material to the Company taken as a whole; (xiii) the Company has not canceled or compromised any material debt or claim or amended, canceled, terminated, relinquished, waived or released any Material Contract except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company, taken as a whole; (xiv) the Company has not made or committed to make any capital expenditures in excess of $500,000 for any single capital expenditure or $2.0 million in the aggregate, other than Budgeted Capital Expenditures; (xv) the Company has not issued, created, incurred, assumed or guaranteed any indebtedness in an amount in excess of $500,000 in the aggregate;
(xvi) the Company has not instituted or settled any legal proceedings which, individually or in the aggregate, would be material to the Company taken as a whole; and (xvii) neither the Seller nor the Company has agreed, committed, arranged or entered into any understanding to do anything set forth in this
Section 3(f).

         The Company does not have any indebtedness, liability or obligation of a type required by GAAP to be reflected or reserved against in the most recent balance sheet of the Company included in the Financial Statements, other than indebtedness, liabilities and obligations that were (i) fully reflected or reserved against in such balance sheet or (ii) immaterial to the Company and incurred in the Ordinary Course of Business or (iii) incurred in accordance with
Section 5(c).

            (g) Legal Compliance.

                  (i) Except for any such noncompliance which has been remedied, the Company is in compliance in all material respects with all applicable Laws including, without limitation, the Communications Act, Law 213 and the rules, orders and policies of the Telecommunications Regulatory Board and is operating the Systems in all material respects in accordance with its Licenses and Franchises. The Company has not received any notice of or been charged with the violation of any Laws. To the Knowledge of the Seller, the Company is not under investigation with respect to the violation of any Laws.

                  (ii) Section 3(l) of the Disclosure Schedule sets forth a list of all Licenses which are required for the operation of the business of the Company as presently conducted. The Licenses listed on
            Section 3(l) of the Disclosure Schedule have been issued in the name of the Company and there are no other Licenses required to operate the Systems in the geographic areas served by the Systems in substantially the same manner as the Company is operating the Systems and providing cable television service on the Systems. The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any License to which it is a party, to which its business is subject or by which its assets or properties are bound. The Licenses are in full force and effect and are not subject to any condition except conditions applicable to such Licenses generally, or as otherwise disclosed on the face of the Licenses. The Seller has no Knowledge of any reason why any Licenses would not be renewed in the ordinary course.

                  (iii) Except as described in Section 3(g)(iii) of the
            Disclosure Schedule, the Company is permitted, in all material respects, under the Franchises and the Communications Act and any other applicable Law to utilize and to distribute to customers of the Systems all carrier frequencies generated by the operations of the Systems, and is licensed by the FCC to operate all of its radio facilities required by Law to be licensed by the FCC, including any business radio and any cable television relay service system being operated as part of the Systems and, where required, has registered with the FCC any earth stations being operated as part of the Systems. The Franchises listed on Section 3(l) of the Disclosure Schedule have been issued in the name of the Company or a predecessor in interest of the Company, and with respect to which the Company is now the valid holder, and there are no other franchises or other similar authorizations issued or issuable by a Governmental Entity (other than the Licenses) that are necessary or required to operate a cable television system in the geographic areas served by the Systems.

                  (iv) Except as described in Section 3(g)(iv) of the Disclosure
            Schedule, the Company has (A) conducted in all material respects all required FCC system performance, technical and Cumulative Leakage Index ("CLI") tests applicable to the Systems, (B) maintained in all material respects required FCC log books and other record keeping with respect to such tests which reflect in all material respects all results required to be shown thereon, (C) to the extent required by the rules and regulations of the FCC, corrected in all material respects any signal leakage of the Systems required to be corrected, and (D) otherwise complied in all material respects with all applicable FCC system performance, technical and CLI rules and regulations.

                  (v) Except as described in Section 3(g)(v) of the Disclosure
            Schedule, the Company has made all filings required to be made by it to the FCC pursuant to the Communications Act and such filings were accurate and complete in all material respects when filed.

                  (vi) The Systems are being operated in compliance in all
            material respects with the rules and regulations of the FAA, the Puerto Rico Planning Board (the "PRPB") and the Puerto Rico Regulations & Permits Administration (the "ARPE"). Without limiting the generality of the foregoing (A) the existing towers of the Systems are registered in all material respects to the extent required by Law and have been operated and maintained, in each case, in all material respects, including but not limited to, with respect to obstruction marking and lighting in accordance with the rules and regulations of the FAA, FCC, PRPB and ARPE, and are in compliance in all material respects with all other rules and regulations of the FAA and FCC or such requirements are inapplicable, and (B) without, material exceptions, any required authorizations, including Hazard to Air Navigation determinations, for such towers have been issued by and pursuant to the rules and regulations of the FAA; provided, however, that with respect to all towers of the Systems with respect to which the Company is a lessee or on which the Company leases space, the foregoing representations and warranties are made solely with respect to the business and operations of the Company (but not with respect to the business or operations of any other Person owning or using such towers).

                  (vii) All statements of account and other documents and
            instruments required under the Copyright Act with respect to the operation of the Systems for all accounting periods through the last accounting period for which the filing deadline has passed (collectively, the "Accounting Periods") have been recorded or deposited with the Copyright Office and all royalty fees, supplemental royalties and other sums required under the Copyright Act with respect to the operation of the Systems for the Accounting Periods have been paid to the Copyright Office. The Company is otherwise in compliance in all material respects with the requirements of the compulsory copyright license described in
            Section 111 of the Copyright Act and with all applicable rules and regulations of the Copyright Office, except in each case as described in Section 3(j) of the Disclosure Schedule. The Company has not received any material inquiry from the Copyright Office questioning or challenging any of the statements of account or related royalty payments filed by the Company for the Accounting Periods.

                  (viii) True and correct copies of all filings submitted to the
            Copyright Office, since July 1, 2001, including, without limitation, all statements of account and proof of payment of all royalty fees and supplemental royalties, have been made available to the Buyer or its representatives. The Seller has made available to the Buyer or its representatives true and correct copies of all reports and filings made or filed by the Company pursuant to FCC rules and regulations from the later of five years prior to the date of this Agreement or the date on which Seller acquired indirect ownership of the Systems.

                  (ix) The Company has not received any written notice from the
            FCC alleging any current or unresolved violation of the FCC's rules or regulations, except in each case as set forth Section 3(g)(ix) of the Disclosure Schedule. The Company has not received written notice or, to the Seller's Knowledge, other notice, of any complaint or pending proceeding at the FCC concerning the operations of the Systems. There is no notice of violation, order of forfeiture, complaint or proceeding or, to the Seller's Knowledge, investigation pending before the FCC or, to the Knowledge of the Seller or the Company, threatened, concerning the operation of the Systems or relating to the Company. There is no action pending or, to the Knowledge of Seller or the Company, threatened by or before the FCC which, if determined adversely to the Company would result in the revocation, cancellation, rescission or material and adverse modification of any of the Licenses issued by the FCC. No material fees with respect to the Licenses are past due.

                  (x) True, correct and complete copies of all material
            documentation concerning the Company's handling of personally identifiable information about subscribers, including any privacy policies and practices, consents and third party transfer agreements, or the forms thereof, have been made available to Buyer or its representatives. The Company has, without material exception, provided all required subscriber privacy notices to new subscribers of the Systems at the time of entering into an agreement to provide service to a subscriber and to all subscribers of the Systems on an annual basis, has made Commercially Reasonable Efforts to prevent unauthorized access to personally identifiable information of subscribers, has not used any Systems to collect and has not disclosed personally identifiable information concerning any subscriber except as expressly permitted by Law, has provided each subscriber with access to all personally identifiable information regarding that subscriber kept and maintained by the Company and provided subscribers reasonable opportunity to correct any error in such information, has destroyed all personally identifiable information if such information is no longer necessary for the purpose for which it was collected and has provided all customer notices, in each case, in all material respects as required by applicable Law, including, without limitation, by the Communications Act, including customer complaint resolution, availability of basic service, and equipment compatibility notices, and is in compliance, in all material respects, with all applicable privacy laws. The Company has not received written notice or, to the Seller's Knowledge, other notice of any request, complaint, investigation, inquiry or claim relating to its handling of personally identifiable information about subscribers.

                  (xi) Except as set forth in Section 3(g)(xi) of the Disclosure
            Schedule, the Company is in compliance in all material respects with the must carry and retransmission consent provisions of the Communications Act. Except as set forth in Section 3(g)(xi) of the Disclosure Schedule, the Company has the legal right and authority, in all material respects, including all necessary authorizations and licenses from the FCC and the relevant stations, to carry and to continue to carry and use all signals now being carried by the Systems. Each such signal is being carried either pursuant to the must carry requirements of the Communications Act, pursuant to a retransmission consent agreement in full force and effect or pursuant to a legal exception to such requirements, and each such signal is positioned in all material respects as required by applicable Law. The Company has not received any written, or to the Seller's Knowledge, other notice from, nor to the Seller's or the Company's Knowledge is any action threatened by, any local broadcast station alleging a violation by the Company of the Communications Act, including, but not limited to, broadcast signal carriage requirements or the terms of any Contract, including, but not limited to retransmission consent agreements.

                  (xii) The FCC has determined that the Systems are subject to
            "effective competition" within the meaning of Section 623 of the Communications Act. To the

            Knowledge of the Seller and the Company, there has been no action by the Telecommunications Regulatory Board or the FCC to seek modification of the FCC's "effective competition" determination.

                  (xiii) There is no pending written assertion or claim against the Company or, to the Knowledge of the Seller, any assertion or claim threatened, that its operations pursuant to any pole attachment Contract have been improperly conducted or maintained.

                  (xiv) To the Seller's Knowledge, no fact or circumstance
            exists relating to the qualifications of the Company that (A) could reasonably be expected to prevent or delay the Telecommunications Regulatory Board or the FCC from granting the Required Governmental Approvals or (B) would otherwise disqualify the Company as the owner or operator of the Systems.

            (h) Tax Matters.

                  (i) All income and other material Tax Returns of or with
            respect to the Company (or the Affiliated Group of which the Company is or was a member) that were required to be filed have been duly and timely filed, and all such Tax Returns, to the extent they relate to the Company (or the portion thereof that relates to the Company), are true, correct and complete in all material respects. All income and other material Taxes payable by or with respect to the Company (or the Affiliated Group of which the Company is or was a member to the extent such Taxes relate to the Company) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made accruals for such Taxes in accordance with GAAP in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or with respect to the Company.

                  (ii) Section 3(h) of the Disclosure Schedule lists all income and other material Tax Returns filed with respect to the Company for taxable periods ended on or after May 31, 2000, indicates those such Tax Returns that have been audited, and indicates those such Tax Returns that currently are the subject of audit. The Seller has made available to the Buyer or its representatives complete copies of the relevant portions of all income and other material Tax Returns of, examination reports relating to, and statements of deficiencies assessed against or agreed to by the Company since May 31, 2000.

                  (iii) The Company has not waived any statute of limitations in respect of Taxes or agreed to, or become a party to, any extension of time with respect to a Tax assessment or deficiency relating to the Company or any Affiliated Group of which the Company is or was a member, which statute of limitations or extension of time has not since expired.

                  (iv) The Company has been a member of the Affiliated Group of which Centennial is the common parent for purposes of filing a consolidated federal income Tax Return since the Company's inception on or about March 2, 2000, and the Company does not have any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign
            Law) (other than as a member of
            such group). For purposes of Taxes other than U.S. federal income Tax, the Company has not been a member of any Affiliated Group for which a consolidated, combined, unitary or affiliated Tax Return has been filed.

                  (v) All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, including or with respect to the Company, have been fully paid, and there are no audits or investigations of the Company or any Affiliated Group of which the Company is or was a member by any taxing authority in progress. The Company has not received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a taxing authority in any prior examination of or relating to the Company which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency or affect the Tax treatment of the Company for any subsequent taxable period.

                  (vi) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable Laws.

                  (vii) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Buyer or any of its Affiliates (including the Company) by reason of Section 280G of the Code or that would give rise to Tax under
            Section 4999 of the Code.

                  (viii) There are no liens for Taxes upon the assets of the
            Company.

                  (ix) The Company has not executed or entered into any
            agreement with, or obtained any consents or clearances from, any Governmental Entity, or has been subject to any ruling guidance specific to the Company that would be binding on the Buyer or any of its Affiliates (including the Company) for any taxable period ending after the Closing Date.

                  (x) Neither the Company nor any other Person on the Company's behalf has (i) agreed, is required (as a result of any action taken prior to Closing) or has any application pending to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Law or has received notice that any Governmental Entity has proposed any such adjustment, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

                  (xi) None of the property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code, (iii) "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code, (iv) "limited use property" within the meaning of Rev. Proc. 2001-28, or (v) subject to Section 168(g)(1)(A) of the Code.

                  (xii) The Company is not a party to or bound by any written tax sharing, allocation, indemnity or similar agreement pursuant to which the Buyer or any of its Affiliates (including the Company) will have any obligation to make any payments after the Closing.

                  (xiii) The Company has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which would constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

                  (xiv) There is no taxable income of the Company that will be required under applicable Law to be reported by the Buyer or any of its Affiliates (including the Company) for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

                  (xv) The Company has not engaged in any "intercompany
            transaction" in respect of which gain was and continues to be deferred pursuant to Treasury Regulation Section 1.1502-13 or any analogous or similar provision of Law.

                  (xvi) The Company is a member of a "selling consolidated
            group" within the meaning of Treasury Regulation Section 1.338(h)(10)-1(b)(2), Centennial is eligible to make the Section 338(h)(10) Election with respect to the Company, and neither Seller nor any of its Affiliates knows of any facts or circumstances that should reasonably be expected to prevent the transactions contemplated hereunder from qualifying as a "qualified stock purchase" within the meaning of Section 338(d)(3) of the Code.

                  (xvii) The Company is not and has never been, or treated as having been, engaged in a trade or business or a permanent establishment in any jurisdiction other than the United States or the Commonwealth of Puerto Rico, and except as set forth in Section 3(h) of the Disclosure Schedule, the Company has never been and is not subject to taxation (including any withholding tax) in any jurisdiction other than the United States or the Commonwealth of Puerto Rico.

                  (xviii) The Seller has not taken any action which would result in the loss, earlier termination, or diminution of any reduction in Taxes, Tax holiday, special Tax status or treatment, or any increase in applicable Tax rates, that exist with respect to the Company.

                  (xix) The Company does not own any "U.S. real property
            interests" within the meaning of Section 897(c) of the Code.

            (i) Assets.

                  (i) Section 3(i)(i) of the Disclosure Schedule lists, as of the date of this Agreement, the street address or other location information for all Owned Real Property, other than easements, rights of entry, rights-of-way and similar authorizations. The Company has good and marketable title (and such title is recorded, or pending recordation) to each parcel of Owned Real Property listed on such schedule, free and clear of any Security Interest (other than the Security Interests described in Section 3(i)(i) of the Disclosure Schedule, all of which will be discharged and released of record or discharged, if not recorded, at or prior to Closing and Permitted Liens). The Company is not party to any leases, subleases, licenses, concessions, or other Contracts granting to any party or parties the right of use or occupancy of any portion of any such parcel of Owned Real Property, except for those listed on Section 3(i)(i) of the Disclosure Schedule. The Company has delivered or otherwise made available to Buyer true, correct and complete copies of all deeds, title reports, exception documents and related documents and information and surveys for the Owned Real Property in the Company's possession.

                  (ii) Section 3(i)(ii) of the Disclosure Schedule lists, as of the date of this Agreement, by street address or other location information, all Leased Real Property leased or subleased to the Company, as lessee or sublessee, as the case may be. The Company has delivered or otherwise made available to Buyer true, correct and complete copies of all title reports, surveys, leases, subleases, and related documents and information pertaining to Leased Real Property in the Company's possession. The Company has a valid and enforceable leasehold interest under each of the leases for the Leased Real Property, subject to the Enforceability Exceptions.

                  (iii) The Owned Real Property and Leased Real Property
            constitute all interests in real property currently used in or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted. The Company owns, leases or has the right to use in the Ordinary Course of Business all easements, rights of entry and rights-of-way which are material to the business and operations of the Company. All of the Owned Real Property and Leased Real Property, buildings, fixtures and improvements thereon owned or leased by the Company are in good operating condition and repair (subject to normal wear and tear). Except as otherwise set forth in Section 3(i)(iii) of the Disclosure Schedule, there does not exist any actual or, to the Knowledge of Seller or the Company, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property or any part thereof, and the Seller has not received any written notice, or, to the Knowledge of Seller, oral notice, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

                  (iv) The Company has good title to, or a valid leasehold
            interest in, all material tangible personal property, except as set forth on Section 3(i)(iv) of the Disclosure Schedule, that it uses regularly in the conduct of its business, free and clear of all Security Interests except for (x) the Security Interests described in Section 3(i)(iv) of the Disclosure Schedule, all of which Security Interests will be released or discharged at or prior to Closing and (y) Permitted Liens. All items of the Company's tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company, are in good operating condition and repair, ordinary wear and tear excepted. The Company has title to, or a leasehold interest in, all material assets used in or necessary to operate the business of the Company as currently conducted.

                  (v) Notwithstanding anything to the contrary contained in this
            Agreement, no representation or warranty is being made as to the title to, or the sufficiency or condition of, the internal wiring, house drops and unrecorded dwelling unit easements, rights of entry or rights of way held or used by the Company; provided, however, that any such failures of title, taken as a whole, are not materially adverse to the business and operations of the Company.

            (j) Intellectual Property. The Company has in all material respects the valid right to carry, transmit, or otherwise furnish to customers all programming networks or services currently carried, transmitted, or furnished in connection with the operation of the Systems and, at the time of transmission, had in all material respects the right to carry, transmit, or otherwise furnish to customers all programming networks or services heretofore carried, transmitted, or furnished in connection with the operation of the Systems. Except as set forth in Section 3(j) of the Disclosure Schedule, the Company owns or has the right to use, in each case, in all material respects, all intellectual property owned or used by it in connection with the operation of the Systems, including patents, trademarks, trade names, service marks, service names, logos, trade secrets, copyrights, and licenses, except with respect to rights to the performance, exhibition, or carriage of any music on the Systems except for rights to the performance, exhibition and carriage of music issued by music rights organizations such as BMI, SESAC or ASCAP (with respect to which Seller makes no representation or warranty). All such intellectual property material to the operation of the Systems is identified or described in Section 3(j) of the Disclosure Schedule (excluding any "off the shelf" or other standard computer software). Except as set forth in
      Section 3(j) of the Disclosure Schedule, the Company is not required, obligated, or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to such material intellectual property, or other third party in connection with the operation of the business of the Company as currently conducted. Except as set forth in Section 3(j) of the Disclosure Schedule, the Company has not received any notice of infringement of any patent, trademark, trade name, service mark, service name, logo, trade secret or copyright or any written instrument which challenges or questions its right to carry, transmit, or furnish any programming or works to customers or to utilize any other intellectual property in connection with the operation of the Systems. To the Knowledge of the Seller, no Person is infringing, violating, misusing or misappropriating any material intellectual property of the Company, and no such claims have been made against any Person by the Company. There are no orders to which the Company is a party or by which the Company is bound which restrict, in any material respect, the rights to use any of the Intellectual Property. No present or former employee has any right, title or interest, directly or indirectly, in whole or in part, in any material intellectual property owned or used by the Company.

            (k) Contracts. Section 3(k) of the Disclosure Schedule lists, as of the date of this Agreement:

                  (i) all programming and retransmission consent Contracts to which the Company is party and, to the extent any such Contracts are oral arrangements, a list of the current programming fees being paid pursuant to such oral arrangements and any other material terms of such arrangements;

                  (ii) all pole attachment Contracts to which the Company is a party;

                  (iii) all employment, severance (other than the requirements of Law 80), retention, change of control or similar Contracts to which the Company is a party, other than any which can be terminated by the Company on 30 or fewer days notice without penalty;

                  (iv) all leases and subleases for Leased Real Property;

                  (v) Contracts with Seller or any current or former officer, director, stockholder or Affiliate of the Company other than any which can be terminated by the Company on 30 or fewer days notice without cost or penalty;

                  (vi) Contracts with any labor union or association
            representing any employee of the Company;

                  (vii) Contracts for the sale of any assets of the Company
            other than in the Ordinary Course of Business;

                  (viii) Contracts for joint ventures, strategic alliances or partnerships;

                  (ix) Contracts containing covenants of the Company not to
            compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area;

                  (x) Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other Person since September 15, 2000;

                  (xi) Contracts relating to the incurrence, assumption or
            guarantee of any indebtedness or imposing a Security Interest on any of its assets;

                  (xii) Contracts under which the Company has made advances or loans to any other Person, except advancement of reimbursable ordinary and necessary business expenses made to directors, officers and employees of the Company in the Ordinary Course of Business;

                  (xiii) Outstanding agreements of guaranty, surety or
            indemnification by the Company (other than provisions for indemnification contained in agreements entered into in the Ordinary Course of Business (other than for indebtedness for borrowed money));

                  (xiv) any other Contract to which the Company is a party, the performance of which will require payments to or by the Company of more than $200,000 in any twelve (12) month period; and

                  (xv) Contracts that are otherwise material to the Company

(collectively, together with any Contracts entered into by the Company after the date hereof and prior to the Closing which would have otherwise been listed in
Section 3(k) of the Disclosure Schedule if such Contracts had been entered into on the date of this Agreement, and all written and oral amendments, modifications or supplements to any such Contracts, the "Material Contracts"); provided, however, that "Material Contracts" shall specifically exclude all subscription agreements or other contracts with customers for cable, data, telephony or related services (including, without limitation, all multiple dwelling unit agreements and Contracts with bulk subscribers), conduit agreements, construction contracts and Contracts terminable at will without penalty. The Seller has made available to the Buyer or its representatives a true, correct and complete copy of each Material Contract, together with all amendments, modifications or supplements thereto, other than any Material Contract which is an oral Contract. Except as specifically identified in Section 3(k) of the Disclosure Schedule, each Material Contract is in full force and effect and is valid and enforceable against the Company, except as such enforceability may be limited by the Enforceability Exceptions and, to the Knowledge of the Seller, each other party thereto. Except as specifically set forth in Section 3(k) of the Disclosure Schedule, the Company is not in default in any material respect under any Material Contract nor, to the Knowledge of Seller or the Company, is any other party to any Material Contract in default in any material respect thereunder, and no event has occurred that with the lapse of time or the giving of notice, or both, would constitute a default in any material respect thereunder. No party to any Material Contract has exercised any termination rights with respect thereto.

            (l) Franchises. Section 3(l) of the Disclosure Schedule lists (i) all of the Franchises and the termination date of each such Franchise and
      (ii) all of the Licenses issued in the name of the Company and the termination date of each such License. The Telecommunications Regulatory Board is the relevant franchising authority with respect to each Franchise. The Seller has made available to the Buyer or its representatives a true, correct and complete copy of each of the Franchises. Each such Franchise is in full force and effect and is valid, binding, and enforceable in accordance with its terms. The Company is in compliance, in all material respects, with the terms of the Franchises, and there has not occurred any material default by the Company under any of the Franchises. Except as contemplated by this Agreement or as set forth in Section 3(l) of the Disclosure Schedule, the Company has no Franchise or License applications pending before any Governmental Entity, other than applications not material to the Systems. The Company has not received, nor has the Company received written notice that it will receive, from the Telecommunications Regulatory Board a preliminary assessment that a Franchise should not be renewed as provided in Section 626(c)(1) of the Communications Act. The Company has not received any written notice of, and to the Knowledge of the Seller and the Company, the Telecommunications Regulatory Board has not commenced, a proceeding to revoke or suspend a Franchise or otherwise charge the Company with a violation of a Franchise. Except as set forth in Section 3(l) of the Disclosure Schedule, (A) no Person is currently engaging in, or to the Knowledge of the Seller or the Company, is currently threatening to engage in, any overbuild of any of the Systems, (B) to the Knowledge of the Seller or the Company, there is no currently effective grant by any Governmental Entity of a franchise to any Person other than the Company to operate or maintain a cable television system in any of the geographic areas covered by the Franchises, (C) to the Knowledge of the Seller or the Company, no Governmental Entity is considering or contemplating any such grant, (D) to the Knowledge of the Seller or the Company, no application by any Person other than the Company is currently pending before any Governmental Entity to operate or maintain a cable television service in any of the geographic areas covered by the Franchises and (E) no Governmental Entity has any rights to purchase or acquire any interest in the Systems or a portion thereof, other than rights of condemnation or eminent domain afforded by Law.

            (m) Litigation. Except as set forth in Section 3(m) of the Disclosure Schedule, the Company is not (i) subject to any outstanding injunction, judgment, order, decree, ruling or charge, except for any order, decree or ruling as may affect the cable television industry (national or regional) generally to the extent the Company is not named as a party therein or thereto, or (ii) party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction nor, to the Knowledge of Seller or the Company, is any such action, suit, proceeding, hearing, or investigation threatened, except routine collection matters and ordinary course matters expected to be covered by insurance policies maintained by the Company, subject to applicable deductibles.

            (n) Certain Business Relationships with Affiliates. Except as set forth in Section 3(n) of the Disclosure Schedule, no Affiliate of the Company or any of their respective directors, officers, partners, stockholders or Affiliates of any such Person is currently or has been party to any material business arrangement or relationship with the Company within the 12 months prior to the date of this Agreement, is a participant in any material transaction to which the Company is a party, and no Affiliate of the Company owns any material asset, tangible or intangible, which is used in the business of the Company. Each Contract or arrangement between the Company, on the one hand, and any Affiliate of the Company or any of their respective directors, officers, partners, stockholders or Affiliates of any such Person, on the other hand, is on commercially reasonable terms no more favorable to such Affiliate, director, officer or employee than what any third party negotiating on an arms-length basis would expect.

            (o) System Information. Section 3(o) of the Disclosure Schedule sets forth (as of a date as may be specified in Section 3(o) of the Disclosure Schedule):


                  (i) the approximate number of linear miles of energized cable plant, including a detailed break-out of the percentage of cable plant miles by bandwidth capability (megahertz) and the percentage of cable plant that has been upgraded to two-way cable (reporting out trunk and cable plant) of the Systems;

                  (ii) a general description of Basic Cable services, premium or pay services, tier services, pay-per-view services, a-la-carte services, and high-speed data services available from the Systems and the rates charged by the Company for such services;

                  (iii) the approximate number of Equivalent Basic Subscribers as of the date indicated in such section of the Disclosure Schedule, the approximate number of digital subscribers as of the date indicated in such section of the Disclosure Schedule, and the approximate number of non-delinquent subscribers to each pay or premium service as of the date indicated in such section of the Disclosure Schedule, each tier service, each a la-carte service, and each high-speed data service of the Systems;

                  (iv) the stations and signals carried by the Systems and the channel position of each such signal and station;

                  (v) the channel capacity and programming line-ups of the
            Systems;

                  (vi) the rates and charges for installation, converter
            equipment, and monitor services charged by the Company;

                  (vii) the latest proof of performance tests for the Systems;
            and

                  (viii) to the Knowledge of Seller, the approximate number of homes passed for the Systems.

            (p) System and Signal Carriage.

                  (i) The Systems provide cable television service for the
            cities and surrounding communities set forth in the definition of "Systems."

                  (ii) Except as set forth in Section 3(p) of the Disclosure
            Schedule, no written notices or demands have been received by the Company from the FCC or any other Person claiming to have a claim or objection challenging the right of the Company to carry or deliver any signal now carried or delivered by the Company. No administrative or judicial proceeding against the Company involving the right to carry and deliver such signals has been commenced and, to the Knowledge of the Seller, no such proceeding against the Company has been threatened, except for proceedings affecting the cable television industry generally.

            (q) Environmental Matters.

                  (i) The Company has obtained and currently maintains all
            permits, licenses, registrations, and other approvals and has made all reports and notifications required under any Environmental Laws in connection with the Systems, and is (and has been for the past five years) in compliance with all applicable Environmental Laws and permits required under any Environmental Law, except in each case for such matters as are set forth in Section 3(q) of the Disclosure Schedule or as would not be reasonably likely to result in the Company incurring material liabilities under Environmental Laws. The Company has not received any notice of nor, to the Knowledge of the Seller, is the Company the subject of any action, cause of action, claim, investigation, demand, or notice by any Person alleging liability under or non-compliance with any Environmental Law, except in each case for such matters as are set forth in Section 3(q) of the Disclosure Schedule or as would not be reasonably likely to result in the Company incurring material liabilities under Environmental Laws.

                  (ii) The Company is not subject to any pending or, to the
            Knowledge of the Company, any threatened claims, actions, proceedings, investigations allegations, assertions or notices alleging noncompliance with or potential liability under any Environmental Laws except in each case as set forth in Section 3(q) of the Disclosure Schedule or as would not reasonably be likely to result in the Company incurring material liabilities under Environmental Laws.

                  (iii) Except in each case as set forth in Section 3(q) of the
            Disclosure Schedule, to the Seller's Knowledge, there are no facts relating to the Company, any real property currently or formerly owned, operated or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Substances, including, but not limited to the release of Hazardous Substances, that could reasonably be expected to result in the Company incurring material liabilities under Environmental Laws.

                  (iv) The Company has provided Buyer with copies of all
            material environmental, health and safety assessments, investigations, audits or documentation related to the Company or any property currently or formerly owned, operated or leased by the Company, including, but not limited to, any Phase I Environmental Assessments, Phase II Environmental Assessments, UST closure reports and asbestos surveys, to the extent in the possession, custody or control of the Company.

            (r) Employees.

                  (i) There are no collective bargaining agreements applicable to any employees of the Company ("Company Employees") and the Company has no duty to bargain with any labor organization with respect to any such Person. Except as set forth in Section 3(r) of the Disclosure Schedule, there are no pending unfair labor practice charges against the Company, nor is there, to the Knowledge of the Seller, any demand for recognition or any other request or demand from a labor organization for representative status with respect to any Company Employees, nor is any such activity threatened.

                  (ii) Section 3(r) of the Disclosure Schedule sets forth a true and complete list as of the date specified therein, of the names, titles, hire dates, rates of compensation, and 2003 Christmas bonuses paid, of all of the current employees of the Company.
            Section 3(r) of the Disclosure Schedule also sets forth the aggregate accrued vacation and sick time of each Company Employee as of a recent specified date.

            (s) Employee Benefits.

                  (i) The Company does not currently, and has not since January
            1, 2001, sponsored any Employee Benefit Plan which is maintained for or on behalf of current or former Company Employees.

                  (ii) All of the current Employee Benefit Plans that offer
            benefits to any current or former Company Employee ("Company Plans") are listed in Section 3(s) of the Disclosure Schedule. None of the Company Plans are subject to Title IV of ERISA.

            None of the Company Plans are Multiemployer Plans. Each Company Plan is now operated in accordance with the requirements of all applicable Law, including ERISA, the Code and the Puerto Rico Internal Revenue Code of 1994, as amended ("PRIRC"), except where the failure to be so operated would not be reasonably likely to have a Material Adverse Effect. No action is pending or, to the knowledge of the Seller, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course), except as would not be reasonably likely to have a Material Adverse Effect. All contributions required to be made under the terms of any Company Plans have been timely made.

                  (iii) Except as set forth in Section 3(s) of the Disclosure
            Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due or the acceleration of the time of payment or the vesting of any rights with respect to any former or current Company Employee's compensation or benefits.

            (t) Corporate Records.

                  (i) The Seller has delivered to Buyer true, correct and
            complete copies of the certificate of incorporation and by-laws of the Company.

                  (ii) The minute books of the Company previously made available to Buyer contain true, correct and complete records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company. The stock certificate books and stock transfer ledgers of the Company previously made available to Buyer are true, correct and complete. To the Seller's Knowledge, all stock transfer taxes levied or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

            (u) Accounts Receivable. All accounts receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business.

      4. Representations and Warranties of the Buyer.

      The Buyer represents and warrants to the Seller as follows:

            (a) Organization. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            (b) Authorization of Transaction.

                  (i) The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. All necessary corporate proceedings of the Buyer have been duly taken to authorize the execution, delivery, and performance by the Buyer of this Agreement and the Ancillary Documents to which it is a party. This Agreement has been, and each Ancillary Documents to which it is a party will be at or prior to the Closing, executed, and delivered by the Buyer and this Agreement constitutes, and each Ancillary Documents to which it is a party will constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exception.

                  (ii) Except for the Required Governmental Approvals, the Buyer
            is not required to obtain any consent, authorization, approval, order, license, certificate, or permit of or from, or make any declaration or filing with, any Governmental Entity or other Person for the execution, delivery, and performance of this Agreement by the Buyer.

                  (iii) Neither the execution and the delivery of this
            Agreement, nor the consummation of the transactions contemplated hereby, will

                        (A) if the Required Governmental Approvals are obtained
                  or made violate or result in a breach of any Law to which the Buyer is subject;

                        (B) violate or result in a breach of any provision of
                  the certificate of incorporation or bylaws (or similar organizational documents) of the Buyer; or

                        (C) conflict with, result in a breach of, constitute a
                  default under, result in the acceleration of the rights of any party under, or create in any party the right to terminate, modify, or cancel any material Contract to which the Buyer is a party or by which it is bound or to which any of its assets are subject.

            (c) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller or the Company could become liable or obligated.

            (d) Financing. Schedule 4(d)(i) sets forth a complete and correct copy of an executed and binding commitment letter and related term sheets from Toronto Dominion (Texas) Inc. and TD Securities (USA) Inc. (collectively, the "TD Commitment") for the financing (the "Financing") to be used, or replaced by any replacement commitment letter or definitive documentation that provides for at least the same amount of bank financing as the TD Commitment as originally issued, funding conditions no less favorable to Buyer than those included in the TD Commitment as originally issued and other terms and conditions the aggregate effect of which is not materially less favorable to Buyer in comparison to those contained in the TD Commitment as originally issued (the "Replacement Commitment", and, together with the TD Commitment, the "Financing Commitment") to be used, in connection with the transactions contemplated hereby. Schedule 4(d)(ii) sets forth a complete and correct copy of an executed and binding equity commitment letter from HMTF Fund V Cayman, L.P. (the "Equity Commitment") for the equity contribution to Buyer in connection with the transactions contemplated hereby (the "Equity Contribution"). Upon satisfaction of the terms and conditions of the Financing Commitment and the Equity Commitment, the amount provided for in the Financing, together with the Equity Contribution, will provide sufficient funds for the Buyer to consummate the transactions contemplated by this Agreement. The Buyer is not aware of any facts or circumstances which would reasonably be expected to prevent the consummation of the Financing and the Equity Contribution in accordance with the terms of the Financing Commitment and the Equity Commitment, respectively.

            (e) Litigation. The Buyer is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where such injunction, judgment, order, decree, ruling, charge, action, suit, proceeding, hearing, or investigation would not be reasonably likely to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement.

            (f) No Disqualification. Subject to obtaining the Required Governmental Approvals, the Buyer is and as of the Closing will be legally qualified under the Communications Act to perform its obligations hereunder and be the transferee of control of the Licenses and to own and operate the Systems. To the Knowledge of the Buyer, there are no facts that relate to the qualifications of the Buyer which would, under present Law, disqualify the Buyer with respect to the consummation of the transactions contemplated hereby or that would be reasonably likely to prevent the Parties from obtaining any Required Governmental Approval or which would prevent the Telecommunications Regulatory Board's consenting to the change of control affecting the Franchises and the FCC's consenting to the transfer of control affecting the Licenses issued by the FCC in connection with the consummation of the transactions contemplated by this Agreement.

            (g) Investment Purpose. The Buyer is acquiring the Company Shares to be acquired pursuant to this Agreement for investment for its own account and not with a view to the sale or distribution of any part thereof within the meaning of the Securities Act. The Buyer understands that the Company Shares have not been registered under the Securities Act and cannot be resold unless subsequently registered under the Securities Act or an exemption from such registration is available.

            (h) Tax Treatment. The Buyer is eligible to make the Section 338(h)(10) Election with respect to the Company and neither the Buyer nor any of its Affiliates knows of any facts or circumstances that should reasonably be expected to prevent the transactions contemplated hereunder from qualifying as a "qualified stock purchase" within the meaning of
      Section 338(d)(3) of the Code.

      5. Pre-Closing Covenants.

      From the execution of this Agreement until the Closing:

            (a) General. Without limiting any of the express obligations of the Parties hereunder, each of the Parties will use its Commercially Reasonable Efforts to take all actions and to do all things necessary to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7) as expeditiously as practicable.

            (b) Notices and Consents. Each of the Parties will, and the Seller will cause the Company to, give any notices or make any filings required in connection with, and use its Commercially Reasonable Efforts to obtain, the Required Governmental Approvals and Necessary Consents. Without limiting the generality of the foregoing:

                  (i) as promptly as practicable (but in no event more than 20 days) after the date of this Agreement, each of the Parties will file (and will cause any of their necessary Affiliates to file) any Notification and Report Forms and related material that it or he may be required to file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") under the Hart-Scott-Rodino Act, will use and cause such Affiliates to use its and their Commercially Reasonable Efforts to obtain expiration or early termination of the applicable waiting period, and will and will cause such Affiliates to make any further filings pursuant thereto that may be necessary in connection therewith;

                  (ii) as promptly as practicable (but in no event more than 20 days) after the date of this Agreement, the Seller will cause the Company to file a complete Form 394 and a Request for Transfer of Control with respect to each of the Franchises with the Telecommunications Regulatory Board and the Buyer will provide all information and documentation regarding its organization, operations, management, ownership and business as are required to be included therein; and

                  (iii) as promptly as practicable (but in no event more than 20 days) after the date of this Agreement, the Parties shall file applications with the FCC for consent to the change of control of the Licenses issued by the FCC (other than the earth station and business radio Licenses issued by the FCC, as to which such applications shall be filed at the appropriate time), as contemplated by this Agreement.

            Each of the Parties will cooperate with the other in obtaining all Required Governmental Approvals and Necessary Consents, and the Seller will cause the Company to cooperate with the Parties in obtaining all Required Governmental Approvals and Necessary Consents. Notwithstanding anything to the contrary contained in this Agreement, in the case of a Franchise or License, the Buyer shall only be obligated to accept, and agrees that the Company may accept, changes to such Franchise or License in connection with obtaining the Required Governmental Approvals or any conditions in connection with obtaining the Required Governmental Approvals that do not increase the obligations of the Company or the Buyer in any material respect, or reduce the rights of the Company or the Buyer in any material respect, under the related Franchise or License to which they relate (the "Limited Changes"). Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall be obligated to accept, and agrees that the Company may accept, changes to Contracts in connection with obtaining the Necessary Consents provided that such changes have no adverse economic impact on the Contract, the Company or the operation of the business and any such changes shall be considered "Limited Changes" for purposes of this Agreement. Notwithstanding anything contained herein to the contrary, if there is a change or condition imposed that is solely monetary in nature and that does not constitute a Limited Change, Seller may, but shall not be obligated to, make a payment to the Company at Closing, as reasonably agreed by Buyer, that compensates the Company for such change or condition, in which case, such change or condition shall be considered a Limited Change for purposes hereof. Notwithstanding anything to the contrary contained in this Agreement, neither the Buyer, the Seller, nor any of their respective Affiliates shall be required (i) to hold separate (including by trust or otherwise) or divest of any of their respective businesses or assets, (ii) to agree to any limitation on the operation or conduct of their respective businesses or (iii) to waive any of the conditions set forth in Section 7 of this Agreement. Notwithstanding anything to the contrary contained herein, neither the Buyer nor Seller shall have any liability for a failure to obtain any Required Governmental Approval or Necessary Consent that satisfies the foregoing requirements as long as the Buyer or the Seller, as the case may be, complies with its obligations set forth in this Section 5(b).

                  (c) Operation of Business. Prior to the Closing, except as required in order to comply with the terms of the Agreement or otherwise permitted by this Agreement, required by applicable Law or contemplated in Section 5(c) of the Disclosure Schedule, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, the Seller (i) agrees to cause the Company to operate the Company in the Ordinary Course of Business;
            (ii) will not engage in, and will not permit the Company to engage in, any practice, take any action, or enter into any transaction which is (A) material to the financial condition of the Company and
            (B) outside the Ordinary Course of Business; (iii) will cause the Company to use its Commercially Reasonable Efforts to preserve its current business, operations, organization and goodwill in all material respects, including preserving existing relationships with Persons having business with the Company (including, without limitation, customers and suppliers); (iv) agrees to cause the Company to use its Commercially Reasonable Efforts to continue to employ its key employees in the Ordinary Course of Business and consistent with its past practices; (v) shall maintain (A) other than as a result of a force majeure event, all of the assets and properties of the Company in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement; (vi) shall (A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing historically customary procedures and working capital practices and without discounting or accelerating payment of such accounts other than in the Ordinary Course of Business, and (C) comply in all material respects with all Franchises, Licenses and Contracts; (vii) shall comply in all material respects with all applicable Laws; (viii) will not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement or to make the Section 338(h)(10) Election and (ix) shall cause the Company to (A) continue to prosecute its request for the permits marked with an asterisk on Schedule 5(c)(ix), (B) apply for the permits marked with a double asterisk on Schedule 5(c)(ix) no later than 60 days after the date hereof and (C) use its Commercially Reasonable Efforts to obtain each of the permits set forth on
            Schedule 5(c)(ix).


            Except as otherwise expressly provided in this Agreement, contemplated in Section 5(c) of the Disclosure Schedule or with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, the Seller shall not, and shall not permit the Company to: (i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company; (ii) transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company; (iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company; (iv) amend the certificate of incorporation or by-laws of the Company; (v) (A) materially increase the annual level of compensation of any employee of the Company, except for annual increases and merit increases in the Ordinary Course of Business, (B) grant any new bonus or benefit to any employee, director or consultant of the Company, other than such bonuses or benefits for which the Company will not be responsible after the Closing, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement that will be binding on the Company after the Closing, except for any such increase, creation, modification, amendment or termination required by the terms of any such benefit plan or arrangement or applicable Law or that applies uniformly to substantially all employees of Centennial and its Subsidiaries, including Company Employees or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of the Company that will be binding on the Company after the Closing (other than oral employment or consulting agreements terminable without penalty on no more thirty days notice); (vi) incur or assume any indebtedness in an amount in excess of $500,000 in the aggregate that would not be a Current Liability of the Company; (vii) permit, allow or suffer to be encumbered by any Security Interest, except for Permitted Liens, any of the properties or assets (whether tangible or intangible) of the Company; (viii) except in the Ordinary Course of Business which shall not, in any event, include the sale of broken or defective set tops and modems acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company, including, without limitation, the sale of the Company's inventory of set tops and modems (it being understood and agreed that such inventory will be used by the Company in the Ordinary Course of Business); (ix) enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;
      (x) cancel or compromise any debt or claim or waive or release any right under any Material Contract of the Company except in the Ordinary Course of Business; (xi) except for Budgeted Capital Expenditures, enter into any commitment for capital expenditures of the Company in excess of $500,000 for any individual commitment and $2 million for all commitments in the aggregate; (xii) introduce any material change with respect to the operation of the Company, including any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;
      (xiii) permit the Company to enter into any transaction or to enter into, modify or renew any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business; provided that such Contract, as so modified or renewed, does not result in a material economic change to such Contract and, provided further that any new Contract does not contain terms that are materially different from those contained in similar Contracts existing as of the date of this Agreement; (xiv) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, permit the Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Affiliate of the Company, or any director, officer or employee of the Company; (xv) make a change in its accounting or Tax reporting principles, methods or policies, except as required by applicable Law or except any such change relating to United States federal income taxes that would not continue to apply to the Company after the Closing; (xvi) make or rescind any election relating to Taxes, other than any election for United States federal income tax purposes that would not continue to apply to the Company after the Closing, or settle or compromise any claim or proceeding relating to Taxes; (xvii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area; (xviii) voluntarily terminate, amend, restate, supplement or waive any rights under any Material Contract, License or Franchise, other than in the Ordinary Course of Business; provided that any such voluntary termination, amendment, restatement, supplement or waiver does not result in a material economic change to such Material Contract, License or Franchise; (xix) with respect to any oral Contract, enter into a written Contract to replace such oral Contract or modify or amend the terms of such oral Contract in any manner that results in a material economic change to such oral Contract; and (xx) agree to do anything prohibited by this Section 5(c) or anything which would make any of the representations and warranties of the Seller in this Agreement or the Ancillary Documents untrue or incorrect in any material respect.

                  (d) Full Access. The Seller will permit, and the Seller will cause the Company to permit, the Buyer and its representatives to have full access, at all reasonable times and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Seller and the Company, to all premises, properties, personnel, books, records (including tax records), Contracts, and documents of, or pertaining to, the Company; provided, that all such access shall be, at the option of the Seller, with a representative of the Seller present. The Buyer will treat and hold as such any Confidential Information it receives from the Seller or the Company in the course of the reviews contemplated by this Section 5(d) or otherwise, will not use any of the Confidential Information except in connection with the consummation of the transactions contemplated by this Agreement, will comply in all respects with the terms of the Confidentiality Agreement entered into prior to the date hereof between the Buyer or one of its Affiliates and Centennial in connection with the transactions contemplated hereby (the "Confidentiality Agreement"), and, if this Agreement is terminated for any reason, will return to the Seller or the Company, as applicable, or destroy all tangible embodiments (and all copies) of the Confidential Information which are in its possession and otherwise continue to comply with the terms of the Confidentiality Agreement. No investigation by Buyer prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement or any Ancillary Documents to which Seller is a party.

          (e) Notice of Developments. Each Party will, as soon as practicable, advise the other of any fact or occurrence or any pending or threatened occurrence of which any such Party obtains Knowledge and which if existing and known at the date of this Agreement would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Closing) would make the performance by any Party of a covenant contained in this Agreement impossible, or which (if existing and known at the time of the Closing) would cause a condition to any Party's obligations under this Agreement not to be fully satisfied. The Buyer shall notify Seller in writing as promptly as reasonably practicable if the Buyer obtains Knowledge of any facts which would make the representation and warranty of the Buyer contained in Section 4(f) inaccurate.

          (f) Exclusivity. The Seller shall (and shall cause the Company and its directors, officers, employees, representatives and agents to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer and its Affiliates and their respective agents and representatives) conducted heretofore with respect to any Acquisition Transaction. The Seller will not, and will not permit the Company or any of its directors, officers, employees, representatives or agents, to directly or indirectly, solicit, initiate, facilitate, or knowingly encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any Acquisition Transaction or negotiate or otherwise facilitate, encourage, solicit, initiate or engage in discussions, negotiations or submissions of proposals or offers with any Person with respect to any Acquisition Transaction, enter into any written agreement, arrangement, or understanding requiring it to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Seller shall immediately advise the Buyer in writing of the receipt of any written inquiries or proposals or requests for non-public information related to an Acquisition Transaction and shall disclose to the Buyer the material terms of any such proposal or offer.

          (g) Liens; Intercompany Debt. The Seller shall take all necessary actions, to cause the termination and release on or prior to the Closing Date of the Security Interests referred to in Sections 3(i)(i) and 3(i)(iv) of the Disclosure Schedule as to be so released. At or prior to Closing, the Seller shall take all such actions reasonably necessary such that the Company shall have no obligation with respect to any accounts payable of the Company to the Seller or any Affiliate of the Seller or guarantees or sureties made by the Company in favor of the Seller or any Affiliate of the Seller, nor any rights with respect to any accounts receivable of the Company from the Seller or any Affiliate of the Seller. Except as set forth on Schedule 5(g), all agreements and arrangements between and among any of the Company, on the one hand, and the Seller or any of its Affiliates (other than the Company), on the other hand, shall be terminated in their entirety effective as of the Closing by the parties and shall be deemed voided, cancelled and discharged in their entirety and Seller shall provide the Buyer copies of an agreement pursuant to which such agreements and arrangements shall have been terminated effective as of or prior to the Closing evidence of such terminations to Buyer at Closing.

          (h) Excluded Assets, Etc. Notwithstanding anything to the contrary contained herein, the Buyer agrees that the Company may assign each of the Excluded Assets to the Seller or an Affiliate of the Seller, any of their respective designees or any other Person prior to the Closing; provided that such assignments, either individually or in the aggregate, do not result in any adverse Tax consequences to the Company unless Buyer has consented in writing. Notwithstanding anything to the contrary contained herein, the Company shall assign each of the actions, suits, proceedings and litigation identified on Schedule 5(h) and all of the Company's rights, obligations and liabilities relating thereto to the Seller or an Affiliate of the Seller prior to the Closing (and the Seller shall, or shall cause such Affiliate to, assume such obligations and liabilities) and, after the Closing, the Company shall cooperate with the Seller, its Affiliates and their respective insurers in all commercially reasonable respects with respect to the prosecution, defense and settlement of such actions, suits, proceedings and litigation, including, without limitation, by making files, records, documents and personnel of the Company available to the Seller, such Affiliates and such insurers and their respective counsel.

          (i) Financing. Buyer shall use its Commercially Reasonable Efforts to obtain and effectuate the Financing contemplated by the Financing Commitment and Equity Commitment on substantially the terms set forth therein, including, without limitation, with respect to the Financing Commitment, accepting changes to the pricing, fees, expenses, interest rate or other terms thereof solely on the terms provided therein and, in all cases, subject to the limitations thereon set forth therein, and to keep the Financing Commitment and the Equity Commitment effective in accordance with their respective terms. Buyer shall not amend, or agree to amend, the Financing Commitment in any material respect that would adversely affect the consummation of the transactions contemplated by this Agreement, without the consent of Seller, which consent shall not be unreasonably withheld or delayed. Buyer agrees to notify Seller promptly if, at any time prior to the Closing Date the Financing Commitment or the Equity Commitment shall expire or be terminated for any reason. Buyer shall notify Seller as promptly as practicable of material developments relating to the Financing and the Equity Contribution and shall provide Buyer with copies of the initial drafts of the definitive documentation for the Financing, and, upon request by Seller, Buyer shall provide Seller with information as to the status of the Financing and the Equity Contribution. Buyer will use its Commercially Reasonable Efforts to provide any other drafts or executed copies of definitive documentation to the extent reasonably requested by Seller; provided that, in Buyer's reasonable opinion, the provision of such drafts does not interfere with Buyer's negotiation and timely implementation of the Financing. If the Financing Commitment is terminated for any reason prior to the Closing Date, Buyer shall use Commercially Reasonable Efforts to obtain, and, if so obtained, will provide Seller with a copy of, a new financing commitment that provides for at least the same amount of bank financing as the Financing Commitment as originally issued, funding conditions not less favorable to Buyer than those included in the Financing Commitment as originally issued and other terms and conditions the aggregate effect of which is not materially less favorable to Buyer in comparison to those contained in the Financing Commitment as originally issued, and the representations contained in the last two sentences of Section 4(d) and the provisions of this Section 5(i) shall apply with respect thereto.

          (j) Environmental Access. The Seller shall cause the Company to permit the Buyer and Buyer's environmental consultant, to conduct such investigations (including investigations known as "Phase I" and "Phase II" environmental Site Assessments, except that a Phase II environmental site assessment shall not be conducted without the Seller's consent which shall not be unreasonably withheld or delayed) of the environmental conditions of any real property owned, operated or leased by or for the Company and the operations conducted thereat (subject to any limitations contained in any agreements governing the Company's occupancy and use of any Real Property which is not Owned Real Property) as Buyer, in its sole discretion, shall deem necessary or prudent, such investigations to be conducted during normal business hours and not to unreasonably interfere with the Company's business ("Buyer's Environmental Assessments"). Buyer's Environmental Assessment shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance (evidence of which shall be provided to Seller upon request), in compliance with applicable Laws, at the expense of Buyer, and Buyer shall provide Seller with a copy of all preliminary and final Buyer's Environmental Assessments.

          (k) Financial Information. Within 15 days following the end of each calendar month following the date hereof until the Closing Date, Seller shall deliver to the Buyer (i) a true and correct copy of the unaudited balance sheet and statement of income of the Company as of, and for the calendar month then ended, prepared consistently with the Accounting Principles (provided that such balance sheet and statement of income shall be subject to normal year-end adjustments and shall not contain footnotes and the line item "System Cash Flow" included therein, if any, shall not have been prepared in accordance with GAAP); and (ii) a schedule of the amount and purpose of the cash capital expenditures made by the Company during such calendar month, as well as subscriber counts and such other monthly reports of operating statistics regarding the Systems as the Company prepares for management in the Ordinary Course of Business.

      6.    Post-Closing Covenants.

      Following the Closing:

          (a) General. Subject to the terms and conditions of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request to carry out the purposes of this Agreement, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).

          (b) Access to Books and Records. For a period of seven years after the Closing Date, each Party will, and will cause its Affiliates to, permit the other Party and its Affiliates, during reasonable business hours and upon reasonable notice, to review any books, records, or other documents of the Company for any reasonable and necessary purpose reasonably related to the interest of such requesting Party and its Affiliates in the Company, and shall permit the requesting Party and its Affiliates, at their cost and expense, to make copies of specific portions of any such books, records, or other materials relevant to the purpose for which such review is conducted; provided, that all such access shall be, at the option of the providing Party, with representatives of the providing Party present. If either Party or the Company chooses to dispose of any such books, records, or other materials during such seven year period, the disposing Party shall notify the other Party sufficiently in advance so that the other Party may review and copy any such records to be disposed of.

          (c)   Employees and Employee Benefits.

            (i) Effective as of and following the Closing for the lesser of (A) a period of 12 months and (B) the Company's next scheduled salary review in the Ordinary Course of Business following the Closing Date, each Company Employee shall continue, for so long as such Company Employee may be employed by the Company in the sole and absolute discretion of the Company following the Closing, to receive a base salary or hourly wage no less than that in effect immediately prior to the Closing Date and after such period, questions of salary and hourly wage shall be determined by Buyer in its sole discretion. During the 12 month period following the Closing Date, such Company Employee shall receive benefits under employee benefit plans (excluding equity plans and other incentive compensation) that are substantially similar, in the aggregate, to the benefits provided under the Company Plans set forth on Section 3(s) of the Disclosure Schedule to such employees immediately prior to the Closing Date. The Buyer agrees that if the Company terminates any of the Company Employees, at any time after Closing, it will be liable for severance benefits for such employee in accordance with its severance policy at such time and applicable Law, including, without limitation, liability for any severance payments under Law 80 applicable to Company Employees. In providing benefits to the Company Employees, for purposes of vesting, eligibility for participation and seniority, but not for purposes of benefit accrual under any defined benefit retirement plan or retiree medical plan, the Buyer shall cause each Company Employee to receive past service credit for such employee's service with (i) the Seller, (ii) any Affiliate of the Seller, and (iii) any predecessor employer, to the extent that service with the predecessor is credited under any comparable Company Plan as of the Closing Date. The Company shall pay, immediately prior to the Closing, and be responsible for, the retention, transaction or similar bonuses arising on or prior to the Closing Date for Company Employees as well as those identified on Schedule 6(c)(i) attached hereto. The bonuses described in the preceding sentence shall not be included in the determination of Current Liabilities for purposes of the calculation of Working Capital to the extent they are paid by the Company on or prior to the Closing Date. The Seller shall indemnify Buyer for any payments becoming due or liabilities arising under any Company Plan with respect to the employment or termination of employment of any Company Employee prior to the Closing Date and for any liability arising under Title IV of ERISA by reason of the Company's membership in a controlled group under Section 414(b), (c), (m) or (o) of the Code.

            (ii) Health Plan Coverage. On and after the Closing Date, the Buyer shall offer group health plan coverage to each Company Employee (and to the spouse and dependents of each such employee) on terms and conditions substantially comparable to those generally applicable prior to the Closing Date. For purposes of providing such coverage, the Buyer shall waive all preexisting condition waiting periods and limitations for each Company Employee (and for the spouse and dependents of each such Company Employee) covered by a Company Plan that is a group health care plan immediately prior to the Closing Date (to the extent that such waiting periods and limitations did not apply to such Company Employee, spouse or dependent immediately prior to the Closing Date) and shall provide such health care coverage effective as of the Closing Date without the application of any eligibility period for coverage except to the extent an eligibility period applied immediately prior to the Closing Date. In addition, the Buyer shall credit all payments made by a Company Employee (and the spouse and dependents of such Company Employee) toward deductible, out-of-pocket and co-payment obligation limits under the applicable Company Plan for the plan year which includes the Closing Date, as if such payments had been made for similar purposes under the health care plans offered to the Company Employees (and their spouses and dependents) on and after the Closing Date during the plan year which includes the Closing Date. .

            (iii) Savings Plan Transfer. As of the Closing Date, the Seller shall, or shall cause any of its Affiliates to, fully vest all current Company Employees in the Centennial PR Operations Corporation Retirement Investment Plan ("Seller's Savings Plan"). As soon as practicable (but in no event later than 120 days after the Closing Date), the Buyer shall establish, or shall cause the Company to establish, a defined contribution pension plan ("Buyer's Savings Plan") intended to be qualified under
      Section 401(a) of the Code, if applicable, and Sections 1165(a) and 1165(e) of the PRIRC for the benefit of Company Employees (and beneficiaries thereof) who have an account balance under the Seller's Savings Plan at the Closing Date. As soon as practicable following the Closing Date, but in no event later than 120 days thereafter, the Seller shall cause, or cause its Affiliates to cause, a transfer of the account balances, valued as of the date of transfer, of Company Employees from Seller's Saving Plan and related trust to Buyer's Savings Plan and related trust, and the Buyer shall cause Buyer's Savings Plan and related trust to accept such transfer of assets and assume liability for the amount transferred. As a precondition to this transfer of account balances, Seller shall, or shall cause one of its Affiliates to, request in writing of the Puerto Rico Department of Treasury ("PRDT") that PRDT either (i) amend the favorable determination letter it issued with respect to the Seller's Savings Plan dated August 24, 2004 to specifically reference the Company as a participating employer under such Seller's Savings the Plan,
      (ii) specifically acknowledge in a separate writing that the Company is an Employer covered by the terms of said letter, or (iii) specifically acknowledge in a separate writing that the letter is broad enough to cover the Company's participation in the Seller's Savings Plan without any such specific reference. Such transfer of assets shall be in cash and loan notes unless the parties otherwise agree in writing. Unless the Seller and Buyer agree otherwise in writing, the transfer shall occur as of the last Business Day of a month.

            Prior to the date of such transfer, and as a precondition thereto, the Buyer shall deliver to Seller evidence that the Buyer's Savings Plan (i) has been submitted to the Internal Revenue Service, if applicable, and the Puerto Rico Department of the Treasury for a determination that Buyer's Savings Plan is qualified under the Code, if applicable, and under the PRIRC, respectively and
(ii) contains the terms and provisions necessary to preserve Code Section 411(d)(6) protected benefits, if applicable, and any counterpart provisions of ERISA or the PRIRC, if applicable. Subsequent to the transfer of assets to Buyer's Savings Plan, neither

Seller or Seller's Savings Plan shall retain any obligation or liability with respect to the account balance transferred hereunder, and neither the Buyer nor Buyer's Savings Plan shall have any obligation or liability with respect to any accounts under Seller's Savings Plan other than those liabilities with respect to the account balances transferred hereunder.

      Effective as of the date of the transfer, the Buyer shall indemnify and hold harmless the Seller and Seller's Savings Plan from and against any liability or expense, including, but not limited to, the payment of attorneys' fees, which the Seller or Seller's Savings Plan may incur in connection with any actions or claim brought against Seller, Seller's Savings Plan and their officers, fiduciaries or agents with respect to the payment of any benefits attributable to the account balances transferred to the Buyer's Savings Plan hereunder, but only to the extent that such liability or expense arises after the date of the transfer of the account balances to the Buyer's Savings Plan and is the result of any action or omission of the Buyer or a fiduciary of Buyer's Savings Plan.

      This Section 6(c) shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other Person, including, without limitation, any current, former or retired Company Employee or spouse or dependents of such Persons.

          (d)   Tax Matters.

            (i) The Seller shall be responsible for, and shall defend, reimburse, indemnify, and hold harmless the Buyer Indemnified Parties against and in respect of, all Adverse Consequences that may be incurred by or imposed on any Buyer Indemnified Party that result from, relate to, or arise out of: (A) all Taxes of the Company for any taxable period ending on or prior to the Closing Date, and (B) with respect to any Straddle Period, all Taxes of the Company allocable to the portion of such period ending on the Closing Date, (C) all Taxes imposed on any member of an Affiliated Group of which the Company is or was a member on or prior to the Closing Date by reason of the liability of the Company pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law), (D) any income Taxes resulting from, arising out of or based on the Section 338(h)(10) Election, and (E) the Seller's failure to perform any covenant contained in this Agreement or any Ancillary Document with respect to Taxes, other than, in the case of each of subsections (A) through (E) above, the amount of Tax actually taken into account as, and increasing, current liabilities in calculating the Working Capital adjustment (excluding any provisions for deferred Taxes established to reflect differences between the treatment of items for accounting and income tax purposes) and any Taxes resulting from any action taken after the Closing on the Closing Date without the Seller's consent, not contemplated herein and not in the Ordinary Course of Business.

            (ii) The Buyer shall be responsible for, and shall defend, reimburse, indemnify, and hold harmless the Seller Indemnified Parties against and in respect of, all Adverse Consequences that may be incurred by or imposed on any Seller Indemnified Party that result from, relate to, or arise out of: (A) all Taxes of the Company for any taxable period beginning after the Closing Date, (B) with respect to any Straddle Period, all Taxes of the Company allocable to the post-Closing Date portion of such period pursuant to Section 6(d)(iii), (C) all Taxes taken into account as current liabilities in calculating the Working Capital adjustment (excluding any provision for deferred Taxes established to reflect differences between the treatment of items for accounting and tax purposes), (D) any Taxes resulting from any action taken after the Closing on the Closing Date without the Seller's consent, not contemplated herein and not in the Ordinary Course of Business, and (E) the Buyer's failure to perform any covenant contained in this Agreement or any Ancillary Document with respect to Taxes.

            (iii) The Seller and the Buyer shall, unless prohibited by applicable Law, close the taxable period of the Company as of the close of business on the Closing Date. If applicable Law does not permit the Company to close its taxable year on the Closing Date or in the case of Taxes payable with respect to any Straddle Period, the amount of such Taxes allocable to the portion of such Straddle Period ending on the Closing Date shall (A) in the case of any Taxes based upon or related to income or gross receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date, and (B) in the case of any Taxes other than Taxes based upon or related to income or gross receipts, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Any allocation of income or deductions required to determine any Taxes relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the Closing Date and by means of a closing of the books and records of the Company as of the close of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the past practice of the Company.

            (iv) The Seller shall be responsible for the preparation and timely filing of: (A) all Tax Returns of the Company that are required to be filed (with regard to extensions) on or prior to the Closing Date, and (B) all Tax Returns of the Company that are filed on a consolidated, combined or unitary basis with the Seller or any Affiliate of the Seller for any taxable period ending on or prior to the Closing Date, including the federal income Tax Return for the taxable period of the Company ending on the Closing Date and included in the consolidated federal income Tax Return of the Centennial Affiliated Group.

            (v) The Buyer shall be responsible for the preparation and timely filing of all Tax Returns of the Company not referred to in Section 6(d)(iv)(B) above that are required to be filed after the Closing Date; provided, however, that in preparing any Tax Returns of the Company for any taxable period beginning before the Closing Date (including Tax Returns for any Straddle Period to the extent they relate to Taxes for which the Seller is responsible hereunder), the Buyer shall provide the Seller with drafts of such Tax Returns (together with any relevant back-up information) for review by the Seller and consultation between Buyer and Seller at least 20 days prior to filing. All Tax Returns for any taxable period (or portion thereof) beginning on or prior to the Closing Date shall be prepared and filed in a manner consistent with the past practice of the Company except as may be necessary to make and reflect the Section 338(h)(10) Election. The Seller and the Buyer shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the Seller and the Buyer are unable to resolve any dispute with respect to such Tax Returns at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 6(d)(xi), which resolution shall be binding on the parties.

            (vi) The Seller shall have the right to control any audit, litigation or other proceeding with respect to Taxes (a "Tax Proceeding") involving the Company to the extent it relates exclusively to Taxes for which the Seller is responsible pursuant to this Agreement, and the Buyer shall have the right to control any Tax Proceeding involving the Company to the extent it relates exclusively to Taxes for which the Buyer is responsible pursuant to this Agreement; provided, however, that neither party shall settle, compromise or abandon such proceeding without the consent of the other party, which consent shall not be unreasonably withheld, if such settlement, compromise or abandonment would adversely affect such other party. Any other Tax Proceeding involving the Company shall be controlled by the Buyer; provided, however, that the Buyer shall not settle, compromise or abandon such proceeding without the consent of the Seller, which consent shall not be unreasonably withheld, if such settlement, compromise or abandonment would require the Seller to make any payments or otherwise adversely affect the Seller, and the Seller shall have the right to participate in such proceeding at its own expense. Each of the Seller and the Buyer shall deliver to the other party, as the case may be, any notice received from any Governmental Entity relating to Taxes with respect to which such other party is or may be liable pursuant to this Agreement; provided, however, that the failure of any party to give the other party notice as provided herein shall not relieve such other party of its obligations under this Section 6(d) except to the extent that such other party is materially adversely affected or damaged thereby.

            (vii) The Seller shall be entitled to any refunds or credits of any Taxes for which it is responsible (other than, in the case of any Tax described in any of subsections (A) through (E) of Section 6(d)(i), the amount of Tax refunds or credits actually taken into account as, and increasing, current assets in calculating the Working Capital adjustment) pursuant to Section 6(d)(i) (including any interest in respect thereof), and the Buyer shall be entitled to any refunds or credits of any other Taxes of the Company (including any interest in respect thereof). The Buyer or the Seller, as the case may be, shall cause the amount of any refunds or credits of Taxes (including interest) to which the Seller or the Buyer, as the case may be, is entitled under this Section 6(d)(vii), but which are received by or credited to the Company or the Seller, as the case may be, after the Closing Date, to be paid to the Seller or the Buyer, as the case may be, within five (5) Business Days following such receipt or crediting.

            (viii) The Buyer agrees that it shall not amend any Tax Return of the Company for any taxable period beginning before the Closing Date without the prior written consent of the Seller, which consent shall not be unreasonably withheld. In addition, each party at the request of the other party, shall, or shall cause the Company to, cooperate with such other party in seeking any Tax refunds or credits described in Section 6(d)(vii).

            (ix) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns pursuant to this Section 6(d) and any Tax Proceeding involving the Company. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Such cooperation shall also include the provision by the Seller or the Buyer, as the case may be, to the other party any reasonably requested power of attorney with respect to Tax Returns or Tax Proceedings involving the Company in order to carry out the agreements set forth in this Section 6(d). The Seller and the Buyer further agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and, if the other party so requests, the Seller or the Buyer, as the case may be, shall allow the other party within reasonable time to take possession of such books and records to the extent they would otherwise be destroyed or discarded.

            (x) The Seller and Centennial and the Buyer shall, or shall cause their respective Affiliates to, join together to make a timely and irrevocable election under Section 338(h)(10) of the Code (the "Section 338(h)(10) Election"), with respect to the purchase and sale of the stock of the Company hereunder. In connection with the making of such Section 338(h)(10) Election: (A) the Seller and Centennial and the Buyer shall report the transactions contemplated by this Agreement consistent with such election and shall take no position contrary thereto, and (B) the Seller and the Buyer shall, or shall cause their respective Affiliates to, cooperate in promptly preparing, executing, and timely filing all forms, returns, reports and other documents required to be filed, including IRS Form 8023 (or any successor form). As soon as practicable following the Closing, the Seller and the Buyer shall negotiate in good faith to reach agreement regarding the allocation of the Purchase Price, as adjusted, among the assets of the Company in accordance with the requirements of
      Section 338 of the Code and the applicable Treasury Regulations promulgated thereunder; provided, however, that if the Seller and the Buyer have not reached agreement on such allocation by the 90th day after the Closing Date, then such allocation shall be made in accordance with the appraisal of a recognized appraisal firm chosen and retained by mutual agreement of the Seller and the Buyer, the fees and expenses of which shall be paid one-half by the Seller and one-half by the Buyer. The Seller and the Buyer shall reflect such allocation in all applicable income Tax Returns filed by any of them, and neither the Seller nor the Buyer shall, or shall cause their respective Affiliates to, take a position before any Governmental Entity or otherwise (including in any Tax Return) inconsistent with such allocation. The Buyer shall not take, and after the Closing shall not cause or permit the Company to take, any action which would adversely affect the ability of the parties to make the Section 338(h)(10) Election.

            (xi) Except as otherwise provided, any dispute as to any Tax matter covered by this Section 6(d) shall be resolved by the Unaffiliated Firm. The fees and expenses of the Unaffiliated Firm shall be borne equally by the Seller, on the one hand, and the Buyer, on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct; provided, however, that upon the final resolution of such dispute, the Seller and the Buyer, as the case may be, shall promptly reimburse the other as needed to conform to the resolution of such dispute by the Unaffiliated Firm.

            (xii) Any Tax allocation, indemnity, or similar agreement or arrangement between the Seller and its Affiliates, on the one hand, and the Company, on the other hand, shall be terminated on or prior to the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or past year).

            (xiii) The Seller and the Buyer agree to treat any indemnity payment made pursuant to this Section 6(d) or Section 8 as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

            (xiv) The provisions set forth in this Section 6(d): (A) shall survive the Closing hereunder until sixty days after the expiration of the applicable statute of limitations (including any valid extensions thereof, whether automatic or permissive), (B) shall not be subject to any of the limitations on indemnification set forth in Section 8(g) of this Agreement and (C) the indemnification provided for in this Section 6(d) shall be the sole remedy for any claim in respect of any Taxes described in clauses (A) through (E) of Section 6(d)(i) and in clauses (A) through (E) of Section 6(d)(ii), and in the event of a conflict between the provisions of this
      Section 6(d), on the one hand, and the provisions of Section 8 hereof, on the other, the provisions of this Section 6(d) shall control. For the avoidance of doubt, any claim arising out of or relating to a breach of a representation or warranty contained in Section 3(h) that is not otherwise covered in this Section 6(d) shall be governed exclusively by the provisions of Section 8, and not by this Section 6(d). Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall prohibit the Buyer or the Seller from otherwise seeking injunctive relief (including specific performance) in connection with a breach of Buyer's or Seller's respective obligations to make the
      Section 338(h)(10) Election.

          (e) Notice of Disqualification. The Buyer shall promptly notify the Seller in writing if the Buyer becomes aware of any facts which would, under present law and present rules, regulations and policies of the applicable Governmental Entities, disqualify the Buyer with respect to the consummation of the transactions contemplated by this Agreement, including, without limitation, the change of control affecting the Licenses and the Material Contracts in connection with the consummation of the transactions contemplated by this Agreement or that would prevent the Telecommunications Regulatory

    Board's consenting to the change of control affecting the Franchises in connection with the consummation of the transactions contemplated by this Agreement.

          (f)   Use of Name and Logos.

            (i) The Buyer shall remove, following the Closing, all of the trademarks, trade names, service marks, service names, logos and similar proprietary rights of the Seller, including, without limitation, any of the foregoing that include the name "CENTENNIAL" or any variant thereof (collectively, the "Centennial Marks") from the Company's assets to the extent incorporated therein or thereon including the Company's vehicles, marketing and promotional materials, retail outlets and advertising (collectively, the "Centennial Marketing Materials"); provided, that Seller hereby grants the Company a non-exclusive, revocable license to use such Centennial Marks without charge for transitional purposes for a period of six (6) months following the Closing, subject to the terms and conditions set forth herein (the "Original Use Right"). Notwithstanding the foregoing, Seller shall grant the Company a non-exclusive, revocable license to continue to use the Centennial Marks for an additional three
      (3) months following the expiration of the six (6) month anniversary of the Closing Date, subject to the terms and conditions set forth herein (the "Further Use Right") if (A) after using its Commercially Reasonable Efforts, the Company has not removed the Centennial Marks from all the Centennial Marketing Materials and the Company still needs to use the Centennial Marks for transitional purposes and the Company is otherwise in compliance with the provisions of this Section 6(f), and (B) Buyer provides a written request to Seller at least twenty (20) days prior to the expiration of the Original Use Right detailing the reasons why Buyer needs to continue to use the Centennial Marks after the six (6) month anniversary of the Closing.

            (ii) Seller may revoke the Original Use Right and the Further Use Right upon a breach by the Company of any of the provisions of this
      Section 6(f), in the event that Company fails to cure such breach within ten (10) days of receiving notice of such alleged breach from Seller. In connection with the Company`s use of the Centennial Marks pursuant to the Original Use Right and the Further Use Right, Buyer agrees with Seller as follows: (v) the Centennial Marks indicate to the public that the services bearing the Centennial Marks are of commercially consistent, high quality standards, and Buyer shall maintain such a consistent level of quality, which level of quality shall not be inferior to the level of quality established by the services provided by Seller and its Affiliates as of the Closing Date, so as to enhance the value and goodwill of the business associated with and symbolized by the Centennial Marks; (w) Seller shall not, and shall cause the Company not to, falsely imply or suggest any connection between the business and operations of the Company and the business and operations of Seller and its Affiliates; (x) upon request by Seller, Buyer shall provide Seller with specimens of the Company's use of the Centennial Marks for Seller's inspection; (y) the Company shall use appropriate notification of the trademark rights or registration on all visual displays of the Centennial Marks, including use of the encircled "R" symbol, and/or the letters TM or SM, as appropriate; and (z) Buyer shall cause the Company not to use any of the Centennial Marks in a way which reflects negatively on Seller or any of its Affiliates in respect of their remaining businesses or the Centennial Marks. Without limiting the foregoing, the Buyer agrees to change the name of the Company to a name which does not include any of the Centennial Marks, within six (6) months after the Closing. In no event shall the Company have any right to use the Centennial Marks after the nine (9) month anniversary of the Closing Date.

            (iii) Notwithstanding anything to the contrary contained in this Agreement, Buyer acknowledges that the Centennial Marks are of unique and special value to Seller and its Affiliates and any damage to the Centennial brand will cause Seller and its Affiliates irreparable harm. Buyer and Seller agree that the covenants and undertakings contained in this Section 6(f) relate to matters which are of special, unique and extraordinary character and a violation of any of the terms of this
      Section 6(f) will cause irreparable injury to Seller and its Affiliates, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Seller shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6(f) by Buyer. The rights and remedies provided by this Section 6(f) are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.

            (iv) Notwithstanding anything to the contrary contained in this Agreement if the Company ceases all use of the Centennial Marks on or before the six (6) month anniversary of the Closing Date and terminates the Original Use Right and the Further Use Right by such six month anniversary, then Seller shall pay to Buyer, no later than fifteen (15) days after receipt by Seller of notice from Buyer that the Company has ceased such use and terminated the Original Use Right and the Further Use Right, an amount equal to$438,000. Notwithstanding anything to the contrary contained in this Agreement if the Company ceases all use of the Centennial Marks after the six (6) month anniversary of the Closing Date, but on or before the nine (9) month anniversary of the Closing Date and terminates the Original Use Right and the Further Use Right after such six month anniversary but on or before such nine month anniversary, then Seller shall pay to Buyer, no later than fifteen (15) days after receipt by Seller of notice from Buyer that the Company has ceased such use and terminated the Original Use Right and the Further Use Right, an amount equal to the difference between (I) $438,000, and (II) the product of $4,866.67, multiplied by the number of days between the six (6) month anniversary of the Closing Date and the date on which the Company ceases all use of the Centennial Marks and terminates the Original Use Right and the Further Use Right. All payments to be made by Seller to Buyer pursuant to this Section 6(f)(iv) shall be made by wire transfer of immediately available funds to the account of Buyer notified by Buyer to Seller.

            (v) Notwithstanding anything to the contrary contained herein, the Original Use Right and the Further Use Right shall terminate upon a Change of Control of the Company after the Closing, and the Original Use Right and the Further Use Right may not be transferred or assigned by the Company to any other Person.

          (g)   Non-Solicit and Confidentiality.

            (i) For a period of eighteen (18) calendar months from and after the Closing Date, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly cause, solicit, induce or encourage any employees of the Company who are or become employees of Buyer or its Affiliates and are employees of Buyer or its Affiliates at the time of such causation, solicitation, inducement or encouragement, to leave such employment or hire, employ or otherwise engage any such individual who is an employee of Buyer or its Affiliates at the time of such hiring, employment or other engagement; provided, however, that this Section 6(g)(i) shall not prohibit any advertisement or general solicitation (or hiring as a result thereof) that is not specifically targeted at such persons. Notwithstanding the foregoing, in no event shall the Seller, and the Seller shall cause its Affiliates not to, for a period of nine months (or such shorter period as set forth on Schedule 6(g)) from the Closing Date, employ any of the individuals listed on Schedule 6(g), except that such limitation shall not apply with respect to a particular individual to the extent (x) such individual is not employed by the Company at Closing as a result of the Buyer and such individual failing to come to mutually agreeable terms regarding such individual's employment with the Company; provided, that Seller and its Affiliates did not otherwise violate the provisions of this Section 6(g)(i) with respect to such individual; (y) such individual is involuntarily terminated by the Company on or after the Closing Date; or (z) Buyer otherwise consents to the Seller or any of its Affiliates hiring such individual.

            (ii) For a period of two (2) years from and after the Closing Date, the Seller shall not and shall cause its Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Buyer and its Affiliates and Buyer's and its Affiliates' authorized officers, directors, employees, accountants, attorneys, financial advisors and representatives of Buyer or, subject to the proviso set forth herein, use or otherwise exploit for its own benefit or for the benefit of any Person other than Buyer, its Affiliates and their respective officers, directors, employees, accountants, attorneys, financial advisors and other representatives, any Confidential Information (as defined below). The Seller shall not have any obligation to keep confidential (or cause the Company or its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, the Seller shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Agreement, "Confidential Information" shall be limited to (x) the subscriber lists of the Company and all other confidential and proprietary information about the Company's current and former subscribers, (y) any confidential and proprietary information with respect to the Company's overall network configuration and infrastructure, including, without limitation, the locations of homes capable of receiving high speed data service from the Company, the Company's current and planned product offerings and the Company's plans to expand its network to reach additional homes, and (z) the names of the Company's employees and information with respect to the Company's salary structure and the Company's benefit plans for employees. "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that (A) is generally available to the public on the date of this Agreement, (B) becomes generally available to the public other than as a result of a disclosure not otherwise permissible thereunder, (C) is or becomes available to the Seller or its Affiliates from a source that is not known to be bound by a confidentiality agreement or (D) is independently developed by Seller or its Affiliates without the use of Confidential Information. The Buyer acknowledges that the Seller and its Affiliates are in businesses that may, now or in the future, be in competition with the Company, and the Buyer agrees that this Agreement in no way limits or restricts the Seller's and its Affiliates' right or ability to conduct any business.

            (iii) The covenants and undertakings contained in this Section 6(g) relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6(g) will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6(g). The rights and remedies provided by this Section 6(g) are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.

      7.    Conditions to Obligation to Close.

          (a) Conditions to Obligation of the Buyer. The obligations of the Buyer to consummate the transactions to be performed by it at the Closing are subject to satisfaction of the following conditions:

            (i) all representations and warranties of the Seller in this Agreement shall be true and correct when made, except for those representations and warranties which are expressly stated to be made solely as of the date of this Agreement or another specified date, which shall be true and correct solely as of the date of this Agreement or such other specified date; provided, however, that the condition set forth in this Section 7(a)(i) shall be deemed satisfied solely for purposes of determining Buyer's obligation to close the transactions contemplated by this Agreement and not for any other purpose, including, without limitation, modifying or limiting Buyer's rights to indemnification under Sections 6(d) and 8(a)(i), so long as the failure of such representations and warranties to be so true and correct, individually or taken together, would not reasonably be expected to result in a Material Adverse Effect; provided, further, that the representations and warranties of the Seller set forth in Section 3(b) shall be true and correct in all respects without regard to the foregoing Material Adverse Effect qualification. For purposes of this Section 7(a)(i), the Parties acknowledge and agree that to the extent that the Company suffers any Adverse Consequences where the amount of loss from such Adverse Consequences exceeds 10% of the Fixed Purchase Price, a Material Adverse Effect shall be deemed to have occurred;

            (ii) the Seller shall have performed and complied in all material respects with all of its covenants hereunder to be performed or complied with by it prior to or at the Closing;

            (iii) since the date of this Agreement, there shall not have been or occurred any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect;

            (iv) the Seller shall have delivered to the Buyer a certificate of an executive officer of the Seller to the effect that each of the conditions specified in Sections 7(a)(i) and 7(a)(ii) is satisfied;

            (v) no judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Entity shall have been instituted or threatened or claim or demand made against the Seller or the Company or Buyer seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the Buyer shall not be entitled to rely on the failure of this condition to be satisfied if such action, suit, proceeding, claim, demand, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award was instituted by Buyer or an Affiliate of Buyer.

            (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated without the FTC or the Antitrust Division, as applicable, taking any action which has not been terminated or resolved;

            (vii) the consents of the Telecommunications Regulatory Board and, with respect to the cable television relay service system Licenses and business radio Licenses issued by the FCC to the Company, the FCC to the transactions contemplated hereby shall have become Final Orders without the imposition of any change or condition to the related Franchises or Licenses, other than Limited Changes, by the Telecommunications Regulatory Board or the FCC;

            (viii) the Required Governmental Approvals (other than pursuant to the Hart-Scott-Rodino Act, which shall be governed by Section 7(a)(vi) above, and the consents of the Telecommunications Regulatory Board and the FCC, which shall be obtained in accordance with Section 7(a)(vii) above) and the Required Consents shall have been obtained without any change or condition to the related Contracts and Licenses, other than Limited Changes;

            (ix) the Seller shall have delivered a duly executed counterpart to the Transition Services Agreement;

            (x) the Buyer shall have received opinions in form and substance substantially as set forth in Exhibits B-1, B-2, and B-3 from the Seller's general counsel, FCC counsel, and Puerto Rico counsel, respectively, in each case addressed to the Buyer and dated as of the Closing Date;

            (xi) the Seller shall have delivered to the Buyer certificates representing all the Company Shares, together with stock powers executed by the Seller in blank;

            (xii) the Buyer shall have received written resignations from all officers and directors of the Company;

            (xiii) the lenders under the Financing Commitment shall be ready, willing and able to lend to the Buyer the funds contemplated by the Financing Commitment; provided, however, that the Buyer shall not be entitled to rely on the failure of this condition to be satisfied if this condition is not satisfied solely as a result of a failure of HMTF Fund V Cayman, L. P. or its Affiliates to make the Equity Contribution after all conditions to its obligations to make such Equity Contribution are satisfied (excluding solely the availability of funds under the Financing Commitment if not available due to the unavailability of the Equity Contribution) or if Buyer shall have not complied with its covenants and agreements contained in Section 5(i);

            (xiv) Seller shall have provided Buyer with an affidavit of non-foreign status that complies with Section 1445 of the Code;

            (xv) the Company shall have in excess of 69,000 Equivalent Basic Subscribers as evidenced by the standard monthly billing report for subscribers received or produced by the Company in the Ordinary Course of Business;

            (xvi) Seller shall have delivered, or caused to be delivered, to Buyer certificates of good standing as of a recent date with respect to the Company issued by the Secretary of State of the State of Delaware and for each state in which the Company is qualified to do business as a foreign corporation;

            (xvii) Seller shall have delivered to Buyer a certificate of an executive officer of Seller certifying to true and correct copies of the certificate of incorporation and the by-laws of the Company and certifying to a true and correct copy of the resolutions of Seller approving the transactions contemplated by this Agreement and that such resolutions are in full force and effect;

            (xviii) Guarantor shall have delivered a duly executed counterpart to the guaranty attached hereto as Exhibit D;

            (xix) Seller shall have delivered evidence to Buyer that the Contracts set forth on Schedule 7(a)(xix) shall have been assigned to the Company;

            (xx) Seller shall deliver, or cause to be delivered to Buyer duly executed counterparts to the (A) Amended and Restated Co-Location and Lease Agreement, (B) Amended and Restated Fiber Optic Trunk Service Agreement, (C) Amended and Restated Centix-Dedicated Internet Bandwidth Transit for ISP's, and (D) Amended and Restated Antenna Site Agreement, each in the forms attached hereto as Exhibit F;

            (xxi) Seller shall have delivered to Buyer the final signed audited financial statements of the Company for the fiscal year ended May 31, 2004, and such financial statements shall not be materially different, as determined by Buyer in its reasonable discretion, from the financial statements attached hereto as Exhibit E; provided, however, that if Buyer does not notify Seller that such signed audited financial statements are materially different from the financial statements attached hereto as Exhibit E within seven (7) days after receipt thereof, this condition shall be deemed to have been satisfied as of end of such seventh (7th) day and Buyer shall not be entitled to rely on a failure of this condition to be satisfied.

            (xxii) Seller shall have delivered to Buyer a copy of the information that the Company has delivered to the Telecommunications Regulatory Board pursuant to the Resolution and Order of the Telecommunications Regulatory Board issued to the Company on or about August 25, 2004, together with evidence reasonably satisfactory to Buyer that such information has been delivered to the Telecommunications Regulatory Board in compliance with such Resolution and Order.

            (xxiii) Seller shall have delivered, or caused to be delivered, to Buyer such other documents as Buyer shall reasonably request.

      The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

          (b) Conditions to Obligation of the Seller. The obligations of the Seller to consummate the transactions to be performed by it at the Closing are subject to satisfaction of the following conditions:

            (i) all representations and warranties of the Buyer in this Agreement shall be true and correct in all material respects when made and as of the Closing as though such representations and warranties were then made except for those representations and warranties which are expressly stated to be made solely as of the date of this Agreement or another specified date which shall be true and correct in all material respects solely as of the date of this Agreement or such other specified date, as applicable;

            (ii) the Buyer shall have performed and complied in all material respects with all of its covenants to be performed or complied with by it prior to or at the Closing;

            (iii) the Buyer shall have delivered to the Seller a certificate of an executive officer of the Buyer to the effect that each of the conditions specified in Sections 7(b)(i) and 7(b)(ii) is satisfied in all respects;

            (iv) No judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Entity shall have been instituted or threatened or claim or demand made against the Seller or the Company or Buyer seeking to restrain or prohibit or obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided however, that the Seller shall not be entitled to rely on the failure of this condition to be satisfied if such action, suit, proceeding, claim, demand, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award was instituted by Seller or an Affiliate of Seller;

            (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated without the FTC or the Antitrust Division, as applicable, having taken any action which has not been terminated or resolved;

            (vi) the consents of the Telecommunications Regulatory Board and, with respect to the cable television relay service system Licenses and business radio Licenses issued by the FCC to the Company, the FCC to the transactions contemplated hereby shall have become Final Orders without the imposition of any conditions which are materially adverse to the Seller and its Affiliates;

            (vii) the Seller shall have received all Required Governmental Approvals (other than pursuant to the Hart-Scott-Rodino Act, which shall be governed by Section 7(b)(v) above, and the consents of the Telecommunications Regulatory Board and the FCC, which shall be obtained in accordance with Section 7(b)(vi) above) and Required Consents without the imposition of any conditions which are materially adverse to the Seller and its Affiliates;

            (viii) the Buyer shall have delivered a duly executed counterpart to the Transition Services Agreement;

            (ix) the Seller shall have received from counsel to the Buyer an opinion in form and substance substantially as set forth in Exhibit C attached hereto, addressed to the Seller, and dated as of the Closing Date;

            (x) the Seller shall have received the Purchase Price as provided in
      Section 2(c);

            (xi) the Company shall have in excess of 69,000 Equivalent Basic Subscribers as evidenced by the standard monthly billing report for subscribers received or produced by the Company in the Ordinary Course of Business; and

            (xii) Buyer shall have delivered, or caused to be delivered, to Seller such other documents as Seller shall reasonably request.

      The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

      8.    Indemnification.

          (a) The Seller's Indemnification Obligations. Subject to the provisions of this Section 8, after the Closing, the Seller agrees to defend, reimburse, indemnify, and hold harmless the Buyer Indemnified Parties against and in respect of all Adverse Consequences that may be incurred by or imposed on any Buyer Indemnified Party that result from, relate to, or arise out of:

            (i) any breach of a representation or warranty made by the Seller in this Agreement;

            (ii) any breach by the Seller of any of its covenants or agreements in this Agreement or any Ancillary Document (other than a covenant or agreement relating to Taxes and set forth in Section 6(d) the indemnification for which shall be solely and exclusively governed by
      Section 6(d));

            (iii) any Excluded Assets or any litigation matter set forth on Schedule 5(h); and

            (iv)  each of the matters identified on Schedule 8(a)(iv).

          (b) The Buyer's Indemnification Obligations. Subject to the provisions of this Section 8, after the Closing, the Buyer agrees to defend, reimburse, indemnify, and hold harmless the Seller Indemnified Parties against and in respect of any Adverse Consequences that may be incurred or suffered by or imposed on any Seller Indemnified Party, that result from, or relate to, or arise out of:

            (i) any breach of a representation or warranty made by the Buyer in this Agreement; and

            (ii) any breach by the Buyer of any of its covenants or agreements in this Agreement or any Ancillary Document (other than a covenant or agreement relating to Taxes and set forth in Section 6(d) the indemnification for which shall be solely and exclusively governed by
      Section 6(d)).

          (c)   Indemnification Procedure.

            (i) If, subsequent to the Closing, any Person entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification for or receives notice of the assertion or commencement of any Third Party Claim as to which such Indemnified Party intends to seek indemnification under this Agreement, such Indemnified Party shall give reasonably prompt written notice of such claim to the Party from whom indemnification is to be sought (an "Indemnifying Party"), together with a statement of any available information regarding such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within 15 days after receipt from the Indemnified Party of notice of such claim, by which notice the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim. If the Indemnifying Party delivers a Defense Notice to the Indemnified Party, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by the Indemnifying Party, all at the expense of the Indemnifying Party.

            (ii) If the Indemnifying Party shall fail to give a Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject Third Party Claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the costs and expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party elects to conduct the defense of the subject Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if
      (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one counsel for all Indemnified Parties in connection with any Third Party Claim.

            (iii) Regardless of which Party defends a Third Party Claim (other than a Third Party Claim relating to Taxes the procedures for which shall be solely and exclusively governed by Section 6(d)), the other Party shall have the right at its expense to participate in the defense of such Third Party Claim, assisted by counsel of its own choosing. The Indemnified Party shall not compromise, settle, default on, or admit liability with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, and, if the Indemnified Party settles, compromises, defaults on, or admits liability with respect to a Third Party Claim except in compliance with the foregoing, the Indemnified Party will be liable for all costs, expenses, settlement amounts, or other Adverse Consequences paid or incurred in connection therewith and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect thereto. The Indemnifying Party shall not compromise or settle a Third Party Claim (other than a Third Party Claim relating to Taxes the procedures for which shall be solely and exclusively governed by Section 6(d)) without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, unless such compromise or settlement includes as a term thereof an unconditional release of the Indemnified Party and such compromise or release does not impose any material non-monetary obligations on the Indemnified Party (and all monetary obligations are subject to the indemnification provisions of this Agreement) in which case the consent of the Indemnified Party shall not be required.

            (iv) After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall deliver to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

          (d) Direct Claims. It is the intent of the Parties that all direct claims by an Indemnified Party against a Party not arising out of Third Party Claims shall be subject to and benefit from the terms of this Section
    8. Any claim under this Section 8 by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of 20 days within which to satisfy such Direct Claim. If the Indemnifying Party does not so respond within such 20 day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Section 8.

          (e) Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete, or accurate notice as provided in Section 8(c) or 8(d) shall not affect the rights or obligations of either Party hereunder except to the extent that, as a result of such failure, any Party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially adversely affected or damaged as a result of such failure to give timely, complete, and accurate notice.

          (f) Reduction of Adverse Consequences. The Parties shall use their Commercially Reasonable Efforts to collect the proceeds of any insurance that would have the effect of reducing any Adverse Consequences (in which case such proceeds shall reduce such Adverse Consequences). To the extent any Adverse Consequences of an Indemnified Party are reduced by receipt of payment under insurance policies or from third parties not affiliated with the Indemnified Party, such payments (net of the expenses of the recovery thereof) shall be credited against such Adverse Consequences and, if indemnification payments shall have been received prior to the collection of such proceeds, the Indemnified Party shall remit to the Indemnifying Party the amount of such proceeds (net of the cost of collection thereof) to the extent of indemnification payments received in respect of such Adverse Consequences.

          (g)   Limitations on Indemnities.

            (i) The Seller shall not have any liability pursuant to Section 8(a)(i) unless and until the aggregate amount of all Adverse Consequences subject to this Section 8(g)(i) exceeds the Threshold Amount, and then the Seller shall have liability only for the amount of such Adverse Consequences in excess of the Threshold Amount; provided, that this
      Section 8(g)(i) shall not apply to a breach of any representation or warranty contained in Section 3(a) (Organization), Section 3(b) (Capitalization), Section 3(c)(i) (Authorization of Transaction), Section 3(d) (Brokers' Fees), or Section 3(e) (Subsidiaries).

            (ii) The Buyer shall not have any liability pursuant to Section 8(b)(i) unless the aggregate amount of all Adverse Consequences subject to this Section 8(g)(ii) exceeds the Threshold Amount, and then the Buyer shall have liability only for the amount of such Adverse Consequences in excess of the Threshold Amount; provided, that this Section 8(g)(ii) shall not apply to a breach of any representation or warranty contained in
      Section 4(a) (Organization), Section 4(b)(i) (Authorization of Transaction), Section 4(c) (Brokers' Fees) or Section 4(g) (Investment Purpose).

            (iii) The Seller's aggregate liability under Section 8(a)(i) shall be limited in the aggregate to 10% of the Purchase Price; provided, that this Section 8(g)(iii) shall not apply to a breach of any representation or warranty contained in Section 3(a) (Organization), Section 3(b) (Capitalization), Section 3(c)(i) (Authorization of Transaction), Section 3(d) (Brokers' Fees) or Section 3(e) (Subsidiaries). Without limiting the other limitations on the indemnification responsibilities of Seller set forth herein, in no event shall the aggregate liability of the Seller for indemnity under this Section 8 exceed the amount of the Purchase Price.

            (iv) For purposes of calculating Adverse Consequences hereunder (but not for purposes of determining whether any particular representation, warranty or covenant contained herein has been breached), any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be ignored.

            (v) To the extent that a Party has a payment obligation to the other Party for indemnification pursuant to this Section 8, such obligated Party shall have the right to offset such payment obligations against amounts owed, if any, by such other Party to the obligated Party under Section 2(f)(v).

            (vi) Subject to Section 8(i), in no event shall any Party be liable under this Section 8 for punitive, treble, exemplary or other damages that are not actual damages in accordance with Law; provided, however, that, subject to any limitations on indemnification set forth in this Agreement, to the extent a Third Party Claim includes such punitive, treble, exemplary or other damages that are not actual damages in accordance with Law and are otherwise indemnifiable under this Section 8, such punitive, treble, exemplary or other damages shall be included in determining such Party's Adverse Consequences relating to such third party claim.

          (h) Survival. All representations, warranties, covenants, and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder; provided, that, except as provided in the next sentence, the representations and warranties shall expire on, and any claim for indemnification with respect thereto must be brought before, the date which is fifteen (15) months after the Closing Date; provided, further, that notwithstanding the foregoing, each covenant or agreement contained in this Agreement to be performed after the Closing shall survive until the expiration of the applicable statutes of limitations. Notwithstanding the foregoing, claims for indemnification with respect to a breach of a Surviving Representation may be brought at any time until 60 days after the expiration of the applicable statutes of limitations, except for the Surviving Representations set forth in Section 3(q) (Environmental Matters), which shall expire five years after the Closing Date, and the Surviving Representations set forth in Sections 3(b) (Capitalization) and 3(c)(i) (Authorization of Transaction), which shall survive indefinitely.

          (i) Exclusivity. After the Closing, the indemnification provided by this Section 8 shall be the sole and exclusive remedy for the Buyer for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representations, warranty, covenant or other agreement herein (other than the covenants of Seller relating to Taxes provided for in Section 6(d), the indemnification for which shall be solely and exclusively governed by Section 6(d)) or otherwise arising out of or in connection with the transactions contemplated by this Agreement (other than the Transition Services Agreement) or the operations of the Company; provided, that this Section 8(i) shall not prohibit (i) injunctive relief (including specific performance) if available under applicable Law or (ii) any other remedy available at law or in equity for any fraud committed or made by the Seller in connection with the transactions contemplated by this Agreement.

          (j) Interest. Seller shall pay the Buyer Indemnified Parties interest at the rate of three percent (3%) per annum on any amounts due to third parties in respect of the indemnification provided by Section 8(a)(iv) from the Closing Date through the date of any such payment.

      9.    Termination.

          (a) Termination of Agreement. This Agreement may, by written notice given prior to or at the Closing, be terminated as follows:

            (i) By (A) the Seller (if the Seller is not in breach or default of its representations, warranties or covenants hereunder in a manner which would cause the conditions to Closing set forth in Section 7(a)(i) or
      Section 7(a)(ii) not to be satisfied) if the Buyer breaches in any material respect any of its covenants contained herein and such breach remains uncured 30 days after the date of written notice from the Seller to the Buyer of such breach, or (B) the Buyer (if the Buyer is not in breach or default of its representations, warranties or covenants hereunder in a manner which would cause the conditions to Closing set forth in Section 7(b)(i) or Section 7(b)(ii) not to be satisfied) if the Seller breaches in any material respect any of its covenants contained herein and such breach remains uncured 30 days after the date of written notice from the Buyer to the Seller of such breach;

            (ii)  by mutual consent of the Buyer and the Seller; or

            (iii) by either the Buyer or the Seller, if the Closing has not taken place by the date which is eight (8) months from the date of this Agreement (the "Upset Date"); provided that a Party may not terminate this Agreement pursuant to this Section 9(a)(iii) if the failure of the Closing to have taken place on or before such date is attributable to the failure of the Party seeking to terminate to comply in any material respect with its obligations hereunder.

            (iv) by the Seller or Buyer if there shall be in effect a final nonappealable order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and use Commercially Reasonable Efforts to pursue such appeal with reasonable diligence);

          (b) Effect of Termination. Upon any termination of this Agreement pursuant to Section 9(a), this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the Parties hereto; provided that the provisions of this Section 9, the second sentence of Section 5(d) and Section 10 and the Confidentiality Agreement shall survive such termination. If this Agreement is terminated as provided herein, none of the Parties hereto shall have any further obligation or liability to the other Parties hereto, except as set forth in the preceding sentence and the following sentence. Notwithstanding anything to the contrary contained herein, neither Seller nor Buyer shall have any liability for any breach of this Agreement prior to the effective date of a termination, other than for an intentional breach.

      10.   Miscellaneous.

          (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party which approval shall not be unreasonably withheld or delayed; provided, however, that (i) immediately following the execution hereof, the Parties will jointly issue a press release announcing their entry into of this Agreement, (ii) any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement or the rules and regulations of any securities exchange or automated securities quotation system concerning its publicly-traded securities (in which case the disclosing Party will, to the extent permitted by applicable Law, any such listing or trading agreement, rules or regulations, use its Commercially Reasonable Efforts to advise the other Party prior to making the disclosure) and (iii) the Seller may disclose information about this Agreement and the transactions contemplated hereby in the ordinary course in connection with its investor relations practices.

          (b) No Third-Party Beneficiaries. Except as provided in Section 8, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          (c) Entire Agreement. This Agreement, the Schedules and Exhibits hereto and the Disclosure Schedule, the Ancillary Documents and all documents and certificates to be delivered pursuant hereto collectively constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede any prior negotiations, understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

          (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party hereto. Notwithstanding the foregoing, the Buyer may, without the approval of any other Party to this Agreement, but with prior notice to Seller, assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Buyer's rights to purchase the Company Shares and Buyer's rights to seek indemnification hereunder) to any Affiliate of Buyer and may make a collateral assignment of this Agreement to any Person from which it has borrowed money, in each case, as long as the following conditions are satisfied: (i) the representations and warranties of the Buyer contained in this Agreement are true and correct with respect to such assignee as of the date of such assignment, (ii) the assignee is otherwise able to comply with the covenants and agreements of Buyer set forth in this Agreement and satisfy the conditions to Seller's obligation to close set forth in Sections 7(b)(i), 7(b)(ii), 7(b)(iii), 7(b)(viii) and 7(b)(ix); and (iii) such assignment does not hinder or delay the consummation of the transactions contemplated by this Agreement. Upon any such permitted assignment, the references in this Agreement to Buyer shall refer to such assignee unless the context otherwise requires.

          (e) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent: (a) by registered or certified mail, return receipt requested, postage prepaid, (b) by facsimile or e-mail (with receipt personally confirmed by telephone), (c) by personal delivery, or (d) by commercial delivery service, and, in each case, addressed to the intended recipient as set forth below:

            If to the Seller:

            c/o Centennial Communications Corp.
            3349 Route 138, Bldg. A
            Wall, NJ  07719
            Attention:  General Counsel
            Facsimile:  (732) 556-2245
            E-Mail:     twolk@centennialcorp.com

            Copy to:

            Dow, Lohnes & Albertson, PLLC
            1200 New Hampshire Avenue, N.W.

            Washington, DC  20036
            Attention:  John T. Byrnes, Esq.
            Facsimile:  (202) 776-2535
            E-mail:     jbyrnes@dowlohnes.com

            If to the Buyer:

            c/o Hicks, Muse, Tate & Furst Incorporated
            200 Crescent Court, Suite 1600
            Dallas, Texas 75201
            Attention:  Eric Lindberg
            Facsimile:  214-740-7888
            E-mail:     elindberg@hmtf.com

            Copy to:

            Weil, Gotshal & Manges LLP
            200 Crescent Court, Suite 300
            Dallas, Texas 75201
            Attention:  Glenn D. West, Esq.
            Facsimile:  (214) 746-7777
            Email:      gdwest@weil.com

Such notice shall be deemed received for purposes of this Agreement on the date of delivery as set forth in the return receipt or records of the delivery service in the case of notice sent by registered or certified mail or by commercial delivery service, respectively, or the date of personal delivery in the case of notice sent by personal delivery or the date of telephone confirmation in the case of notice sent by facsimile or e-mail. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          (h)   Governing Law; Forum Selection; Consent to Jurisdiction.

            (i) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

            (ii) ANY LITIGATION IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR INACTIONS OF THE BUYER OR THE SELLER WILL BE BROUGHT AND

      MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH OF THE BUYER AND THE SELLER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH OF THE BUYER AND THE SELLER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR OUTSIDE THE STATE OF NEW YORK. EACH OF THE BUYER AND THE SELLER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BUYER OR THE SELLER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THEN EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF THIS AGREEMENT.

          (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

          (j) Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

          (k) Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Buyer will pay any fees and charges of any Governmental Entities in connection with the Hart-Scott-Rodino Act and any fees to be paid to the FCC and the Telecommunications Regulatory Board. All use, sales, transfer and other similar transaction Taxes imposed in connection with the transactions contemplated by this Agreement (other than any Taxes on income or gains that the Seller may realize (which shall be paid by the Seller) or that the Buyer may realize (which shall be paid by the Buyer)) shall be paid one-half by the Buyer and one-half by the Seller. For the avoidance of doubt, in no event shall the Company, pay or be obligated to pay any of the transaction costs and expenses incurred in connection with the negotiation, execution, delivery and Closing of this Agreement and the transactions contemplated hereby, other than costs and expenses which reduce the Company's cash balance and costs and expenses included in the determination of Current Liabilities for purposes of calculating Working Capital pursuant to Section 2(f).

          (l) Limitations on Representations and Warranties. Except as expressly set forth in this Agreement, the Seller makes no representation or warranty, express or implied, at Law or in equity, in respect of the Company or any of its assets, properties, liabilities or operations, including any representations as to projections, budgets, or estimates of future results, or as to information in documents made available to the Buyer or its representatives.

          (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

          (n) Non-Recourse. Except with respect to the guaranty attached hereto as Exhibit D, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of either party hereto or any Affiliate thereof shall have any liability for any obligations or liabilities of such party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                   PUERTO RICO CABLE ACQUISITION COMPANY
                                   INC.




                                   By:    /s/ JACOB CAPPS
                                          --------------------------------------
                                   Name:  Jacob Capps
                                   Title: Vice President and Assistant Secretary




                                   CENTENNIAL CARIBBEAN HOLDING CORP.




                                   By:    /s/ MICHAEL J. SMALL
                                          --------------------------------------
                                   Name:  Michael J. Small
                                   Title: Chief Executive Officer




                                   For purposes of Section 6(d)(x) only,

                                   CENTENNIAL COMMUNICATIONS CORP.




                                   By:    /s/ MICHAEL J. SMALL
                                          --------------------------------------
                                   Name:  Michael J. Small
                                   Title: Chief Executive Officer